CREDIT AGREEMENT


                                 Among


                        LONGVIEW FIBRE COMPANY,
                             as Borrower


                        BANK OF AMERICA, N.A.,
                       as Administrative Agent,

                                and

                         ABN AMRO BANK N.V.
                        As Syndication Agent

                                and

                       BANK OF AMERICA, N.A.
                        ABN AMRO BANK N.V.
                      THE BANK OF NOVA SCOTIA
                     FIRST UNION NATIONAL BANK
                   UNION BANK OF CALIFORNIA, N.A.
                   U.S. BANK NATIONAL ASSOCIATION
                       WELLS FARGO BANK, N.A.
                           BANK ONE, NA
                          SUNTRUST BANK

                            as Banks.


                   Dated as of February 24, 2000


                         As arranged by
                   BANC OF AMERICA SECURITIES LLC
           As Sole Book Manager and Sole Lead Arranger




TABLE OF CONTENTS

ARTICLE 1.   Definitions

Section 1.1	 Certain Defined Terms
Section 1.2	 Other Interpretive Provisions
Section 1.3	 Accounting Principles

ARTICLE 2.   THE CREDITS

Section 2.1	 Amounts and Terms of Commitments
Section 2.2	 Loan Accounts
Section 2.3	 Procedure for Borrowing Certain Loans
Section 2.4	 Procedure for Borrowing Swingline Loans
Section 2.5	 Conversion and Continuation Elections
Section 2.6	 Voluntary Termination or Reduction of Commitments
Section 2.7	 Optional Prepayments
Section 2.8	 Repayment
Section 2.9	 Interest
Section 2.10 Fees
             (a)	Agency Fees
             (b)	Commitment Fees
Section 2.11	 Computation of Fees and Interest
Section 2.12 Payments by the Company
Section 2.13	 Payments by the Banks to the Administrative Agent
Section 2.14	 Sharing of Payments, Etc.
Section 2.15	 Extension of Revolving Termination Date

ARTICLE 3. THE LETTERS OF CREDIT

Section 3.1	The Letter of Credit Subfacility
Section 3.2	Issuance, Amendment and Renewal of Letters of Credit
Section 3.3	Risk Participations, Drawings and Reimbursements
Section 3.4	Repayment of Participations
Section 3.5	Role of the Issuing Bank
Section 3.6	Obligations Absolute
Section 3.7	Cash Collateral Pledge
Section 3.8	Letter of Credit Fees
Section 3.9	Applicability of ISP98 and UCP

ARTICLE 4. TAXES, YIELD PROTECTION AND ILLEGALITY

Section 4.1	Taxes
Section 4.2	Illegality
Section 4.3	Increased Costs and Reduction of Return
Section 4.4	Funding Losses
Section 4.5	Inability to Determine Rates
Section 4.6	Reserves on Offshore Rate Loans
Section 4.7	Certificates of Banks
Section 4.8	Substitution of Banks
Section 4.9	Survival

ARTICLE 5. CONDITIONS PRECEDENT

Section 5.1	Conditions of Initial Credit Extensions
          (a)	Credit Agreement and Notes
          (b)	Resolutions; Incumbency
          (c)	Organization Documents; Good Standing
          (d)	Legal Opinion
          (e)	Payment of Fees
          (f)	Certificate
          (g)	Prior Credit Agreement
          (h)	Other Documents
Section 5.2	Conditions to All Credit Extensions

ARTICLE 6. REPRESENTATIONS AND WARRANTIES

Section 6.1	Corporate Existence and Power
Section 6.2	Corporate Authorization; No Contravention
Section 6.3	Governmental Authorization
Section 6.4	Binding Effect
Section 6.5	Litigation
Section 6.6	No Default
Section 6.7	ERISA Compliance
Section 6.8	Use of Proceeds; Margin Regulations
Section 6.9	Title to Properties
Section 6.10	 Taxes
Section 6.11	 Financial Condition
Section 6.12	 Environmental Matters
Section 6.13	 Regulated Entities
Section 6.14	 No Burdensome Restrictions
Section 6.15	 Copyrights, Patents, Trademarks and Licenses, Etc.
Section 6.16	 Subsidiaries
Section 6.17	 Insurance
Section 6.18	 Swap Obligations
Section 6.19	 Full Disclosure

ARTICLE 7. AFFIRMATIVE COVENANTS

Section 7.1	Financial Statements
Section 7.2	Certificates; Other Information
Section 7.3	Notices
Section 7.4	Preservation of Corporate Existence, Etc.
Section 7.5	Maintenance of Property
Section 7.6	Insurance
Section 7.7	Payment of Obligations
Section 7.8	Compliance with Laws
Section 7.9	Compliance with ERISA
Section 7.10	 Inspection of Property and Books and Records
Section 7.11	 Environmental Laws
Section 7.12	 Use of Proceeds
Section 7.13	 Tangible Net Worth
Section 7.14	 Maximum Capitalization Ratio
Section 7.15	 Interest Coverage Ratio

ARTICLE 8. NEGATIVE COVENANTS

Section 8.1	Limitation on Liens
Section 8.2	Disposition of Assets
Section 8.3	Consolidations and Mergers
Section 8.4	Loans and Investments
Section 8.5	Transactions with Affiliates
Section 8.6	Use of Proceeds
Section 8.7	Joint Ventures
Section 8.8	Lease Obligations
Section 8.9	ERISA
Section 8.10 Change in Business
Section 8.11	 Accounting Changes

ARTICLE 9. EVENTS OF DEFAULT

Section 9.1	Event of Default
          (a)	Non-Payment
          (b)	Representation or Warranty
          (c)	Specific Defaults
          (d)	Other Defaults
          (e)	Cross-Default
          (f)	Insolvency; Voluntary Proceedings
          (g)	Involuntary Proceedings
          (h)	ERISA
          (i)	Monetary Judgments
          (j)	Non-Monetary Judgments
          (k)	Change of Control
Section 9.2	Remedies
Section 9.3	Rights Not Exclusive
Section 9.4	Certain Financial Covenant Defaults

ARTICLE 10. THE AGENT

Section 10.1 Appointment and Authorization; "Administrative Agent."
Section 10.2	 Delegation of Duties
Section 10.3	 Liability of Administrative Agent
Section 10.4	 Reliance by Administrative Agent
Section 10.5	 Notice of Default
Section 10.6	 Credit Decision
Section 10.7	 Indemnification of Administrative Agent
Section 10.8	 Administrative Agent in Individual Capacity
Section 10.9	 Successor Administrative Agent
Section 10.10 Withholding Tax.
Section 10.11 Syndication and Managing Agents

ARTICLE 11. MISCELLANEOUS

Section 11.1 Amendments and Waivers
Section 11.2	 Notices
Section 11.3	 No Waiver; Cumulative Remedies
Section 11.4	 Costs and Expenses
Section 11.5	 Company Indemnification
Section 11.6	 Payments Set Aside
Section 11.7	 Successors and Assigns
Section 11.8	 Assignments, Participations, Etc.
Section 11.9	 Confidentiality
Section 11.10 Cash Collateral; Set-off
Section 11.11 Automatic Debits of Fees
Section 11.12 Notification of Addresses, Lending Offices, Etc.
Section 11.13 Counterparts
Section 11.14 Severability
Section 11.15 No Third Parties Benefited
Section 11.16 Governing Law and Jurisdiction
Section 11.17 Waiver of Jury Trial
Section 11.18 Entire Agreement

SCHEDULES:

Schedule 2.1  Commitments and Pro Rata Shares
Schedule 2.9	 Applicable Margin and Commitment Fee
Schedule 6.5	 Litigation
Schedule 6.7	 ERISA Compliance
Schedule 6.11 Additional Liabilities
Schedule 6.12 Environmental Matters
Schedule 6.16 Subsidiaries
Schedule 6.17 Insurance
Schedule 8.1	 Liens
Schedule 11.2 Offshore and Domestic Lending Offices, Addresses for Notices


EXHIBITS:

Exhibit A	Notice of Borrowing
Exhibit B	Notice of Conversion/Continuation
Exhibit C	Longview Fibre Company Compliance Certificate
Exhibit D	Form of Opinion of Borrower's Counsel
Exhibit E	Form of Assignment and Acceptance Agreement
Exhibit F	Form of Promissory Note for Revolving Loans
Exhibit G	Form of Promissory Note for Swingline Loans



CREDIT AGREEMENT


This CREDIT AGREEMENT is entered into as of February 24, 2000, by and among LONGVIEW FIBRE COMPANY, a Washington corporation (the "Company"), Bank of America, N.A., ABN AMRO Bank N.V., The Bank of Nova Scotia, First Union National Bank, Union Bank of California, N.A., U.S. Bank National Association, Wells Fargo Bank, N.A., Bank One, NA and SunTrust Bank (together with any permitted successors and assigns, collectively the "Banks"; individually, a "Bank"), Bank of America, N.A. ("BofA"), as letter of credit issuing bank, swingline bank and administrative agent for the Banks, and ABN AMRO Bank N.V., as syndication agent for the Banks.

WHEREAS, the Banks have agreed to make available to the Company a revolving credit facility with letter of credit and swingline subfacilities upon the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

ARTICLE 1.  DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the following meanings:

"Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary); provided that the Company or the Subsidiary is the surviving entity.

"Administrative Agent" means BofA in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent arising under
Section 10.9.

"Administrative Agent's Payment Office" means the address for payments set forth on Schedule 11.2 or such other address as the Administrative Agent may from time to time specify.

"Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.

"Agent-Related Persons" means BofA and any successor administrative agent arising under Section 10.9 and any successor swingline bank or letter of credit issuing bank hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

"Agreement" means this Credit Agreement.

"Applicable Margin" means the incremental per annum rates applicable to Offshore Rate Loans and Base Rate Loans, as determined in accordance with
Schedule 2.9.

"Assignee" has the meaning specified in subsection 11.8(a).

"Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

"Bank" has the meaning specified in the introductory clause hereto. References to the "Banks" shall include BofA, including BofA in its capacity as Swingline Bank and Issuing Bank; for purposes of clarification only, to the extent that BofA may have any rights or obligations in addition to those of the Banks due to its status as Swingline Bank or Issuing Bank, its status as such will be specifically referenced.

"Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. 101, et seq.).

"Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "prime rate." (The "prime rate" is a rate set by BofA based upon various factors including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

"Base Rate Loan" means a Loan (other than a Swingline Loan) that bears interest based on the Base Rate.

"BofA" means Bank of America, N.A., a national banking association.

"Borrowing" means (a) a borrowing under Section 2.1(a) consisting of Loans of the same Type made to the Company on the same day and, other than in the case of Base Rate Loans, having the same Interest Period; and (b) a borrowing of a Swingline Loan under Section 2.1(b).

"Borrowing Date" means any date on which a Borrowing occurs under Section 2.3 or 2.4.

"Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan means such a day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

"Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

"Capitalization Ratio" means, as of the end of each of the Company's fiscal quarters, the ratio of (i) Funded Debt to (ii) the sum of Funded Debt and the Company's shareholder equity calculated in accordance with GAAP.

"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Banks). Derivatives of such term shall have corresponding meaning.

"Change of Control" means that any of the following shall have occurred:
(i) any Person or Group becomes beneficial owner of 50% or more of the equity interests of the Company, on a fully diluted basis; or (ii) any Person or Group acquires the voting power necessary to elect a majority of the board of directors of the Company; or (iii) individuals who, as of the date hereof, constitute the Board of Directors of Company (the "Incumbent Board") shall cease to constitute at least a majority of such Board; provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board. As used herein, "Group" shall have the meaning ascribed to such term in
Section 13(d)(3) of the Exchange Act as in effect on the date hereof.

"Closing Date" means the date on which all conditions precedent set forth in
Section 5.1 are satisfied or waived by all Banks (or, in the case of subsection 5.1(e), waived by the Person entitled to receive such payment).

"Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

"Commitment", as to each Bank, has the meaning specified in Section 2.1.

"Commitment Fee" has the meaning set forth in subsection 2.10(b).

 "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

"Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse,
(a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor,
(ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation");
(b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.

"Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

"Conversion/Continuation Date" means any date on which, under Section 2.5, the Company (a) converts Loans of one Type to another Type, or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.

"Credit Extension" means and includes (a) the making of any Loans hereunder (including Swingline Loans) and (b) the Issuance of any Letters of Credit hereunder.

"Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

"Dollars," "dollars" and "$" each mean lawful money of the United States.

"EBITDDA" has the meaning set forth in Section 7.15.

"Effective Amount" means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and
(ii) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

"Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000; provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank,
(ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.

"Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

"Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

"ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

"ERISA Event" means any of the following events which has resulted or could reasonably be expected to result in liability of the Company in excess of $1,000,000: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under
Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

"Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".

"Event of Default" means any of the events or circumstances specified in
Section 9.1.
"Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

"FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.

"Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption

"Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

"Fee Letter" has the meaning specified in subsection 2.10(a).

"FRB" means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

"Funded Debt" means all interest-bearing Indebtedness of the Company and its Subsidiaries and all interest-bearing Indebtedness guaranteed (in whole or in part) by the Company or any Subsidiary. As used in this definition "interest-bearing Indebtedness" shall include capital lease obligations.

"Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.1.

"GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

"Guaranty Obligation" has the meaning specified in the definition of "Contingent Obligation."

"Honor Date" has the meaning specified in subsection 3.3(c).

 "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases;
(g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above; provided that Indebtedness shall not include sales of Permitted Receivables sold pursuant to Permitted Receivables Purchase Facilities and indemnification, recourse or repurchase obligations thereunder. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.

"Indemnified Liabilities" has the meaning specified in Section 11.5.

"Indemnified Person" has the meaning specified in Section 11.5.

"Independent Auditor" has the meaning specified in subsection 7.1(a).

"Insolvency Proceeding" means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or
(b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

"Interest Payment Date" means, (a) as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period is also an Interest Payment Date; (b) as to any Base Rate Loan or Swingline Loan, the last Business Day of each fiscal quarter; and (c) as to all Loans, the Revolving Termination Date.

"Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as a Offshore Rate Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

(i)	if any Interest Period would otherwise end on a day that is not a
Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(ii)	any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)	no Interest Period for any Loan shall extend beyond the Revolving
Termination Date.

"IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

"Issuance Date" has the meaning specified in subsection 3.1(a).

"Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

"Issuing Bank" means BofA in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.1(b) or Section 10.9.

"Joint Venture" means a single-purpose corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

"L/C Advance" means each Bank's participation in any L/C Borrowing in accordance with its Pro Rata Share.

"L/C Amendment Application" means an application form for an amendment or renewal of an outstanding standby letter of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

"L/C Application" means an application form for issuances of standby letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.

"L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Loans under subsection 3.3(c).

"L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Letters of Credit from time to time Issued or outstanding under Article 3, in an aggregate amount not to exceed on any date the amount of $50,000,000, as the same shall be reduced as a result of a reduction in the L/C Commitment pursuant to Section 2.6; provided that the L/C Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

"L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

"L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.

"Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office," as the case may be, on Schedule 11.2, or such other office or offices as such Bank may from time to time notify the Company and the Administrative Agent.

"Letters of Credit" means any standby letters of credit Issued by the Issuing Bank pursuant to Article 3.

"Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease or the interest of a purchaser of Permitted Receivables under any Permitted Receivables Purchase Facility.

"Loan" means an extension of credit by a Bank (including the Swingline Bank) to the Company under Article 2, which, except in the case of Swingline Loans, may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Loan).

"Loan Documents" means this Agreement, any Notes, the Fee Letter, the L/C-Related Documents and all other documents delivered to the Administrative Agent or any Bank in connection herewith.

"Majority Banks" means at any time Banks then holding more than 50% of the then aggregate unpaid principal amount of the Loans or, if no such principal amount is then outstanding, Banks then having more than 50% of the Commitments.

"Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the FRB.

"Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company, any Subsidiary or the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company or any Subsidiary to perform under any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

"Multiemployer Plan" means a "multiemployer plan", within the meaning of
Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

"Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.2(b) in substantially the form of Exhibit F or Exhibit G, as applicable.

"Notice of Borrowing" means a notice in substantially the form of Exhibit A.

"Notice of Conversion/Continuation" means a notice in substantially the form of Exhibit B.

"Obligations" means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Administrative Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.

"Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Administrative Agent as follows:

Offshore                            LIBOR
Rate         =       -------------------------------------
                     (1.00 - Eurodollar Reserve percentage)

Where,

"Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities");

"LIBOR" means the rate of interest per annum determined by the Administrative Agent by reference to that rate (rounded upward, if necessary, to the next one-one hundredth of one percent (.01%)) which appears on the display designated as "Page 3750" on the Telerate Service (or on such other page on that service or such other service designated by the British Banker's Association for the display of that Association's Interest Settlement Rates for U.S. Dollar deposits) as of 11:00 a.m., London time, on the day that is two (2) Business Days prior to the first date of the proposed Interest Period. If there are no applicable quotes available through Telerate Service, LIBOR will be determined by reference to that rate (rounded upward, if necessary, to the next one-sixteenth of one percent (.0625%)) notified to the Administrative Agent by BofA as the rate of interest at which dollar deposits in the approximate amount of the amount of the Loan to be made or continued as, or converted into, an Offshore Rate Loan by BofA and having a maturity comparable to such Interest Period would be offered to major banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

"Offshore Rate Loan" means a Loan that bears interest based on the Offshore
Rate.

"Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

"Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

"Participant" has the meaning specified in subsection 11.8(d).

"PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

"Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, other than a Multiemployer Plan, which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.

"Permitted Liens" has the meaning specified in Section 8.1.

"Permitted Receivables" shall mean all obligations of any obligor (whether now existing or hereafter arising) under a contract for sale of goods or services by the Company or any of its Subsidiaries, which shall include any obligation of such obligor (whether now existing or hereafter arising) to pay interest, finance charges or amounts with respect thereto, and, with respect to any of the foregoing receivables or obligations, (a) all of the interest of the Company or any of its Subsidiaries in the goods (including returned goods) the sale of which gave rise to such receivable or obligation after the passage of title thereto to any obligor, (b) all other Liens and property subject thereto from time to time purporting to secure payment of such receivables or obligations, and (c) all guarantees, insurance, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such receivables or obligations.

"Permitted Receivables Purchase Facility" shall mean any agreement of the Company or any of its Subsidiaries providing for sales, transfers or conveyances of Permitted Receivables purporting to be sales (and considered sales under GAAP) that do not provide, directly or indirectly, for recourse against the seller of such Permitted Receivables (or against any of such seller's Affiliates) by way of a guaranty or any other support arrangement, with respect to the amount of such Permitted Receivables (based on the financial condition or circumstances of the obligor thereunder), other than such limited recourse as is reasonable given market standards for transactions of a similar type, taking into account such factors as historical bad debt loss experience and obligor concentration levels.
"Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts; provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and
(b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

"Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

"Prior Credit Agreement" means that certain Credit Agreement dated as of February 27, 1998, among the Company, the banks listed therein, and Bank of America National Trust and Savings Association, as Administrative Agent, as such Credit Agreement has been subsequently amended to the date hereof.

"Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the combined Commitments of all Banks.

"Replacement Bank" has the meaning specified in Sections 2.15(b) and 4.8, as applicable.

"Replacement Loan" has the meaning specified in Section 4.3.

"Reportable Event" means, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived.

"Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

"Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

"Revolving Termination Date" means the earlier to occur of:
(a) February 24, 2003; and

(b)	the date on which the Commitments terminate in accordance with the provisions of this Agreement.

"SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Subsidiary" of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.
"Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.

"Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

"Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).

"Swingline Bank" means BofA or its assignee under Section 11.8.

"Swingline Commitment" has the meaning specified in Section 2.1(b), as the same shall be reduced as a result of a reduction in the Swingline Commitment pursuant to Section 2.6; provided that the Swingline Commitment is a part of the combined Commitments, rather than a separate, independent commitment.

"Swingline Loan" has the meaning specified in Section 2.1(b).

"Syndication Agent" means ABN AMRO Bank N.V.

"Tangible Net Worth" means the excess of the Company's total assets over total liabilities determined on a consolidated basis, excluding, however, from the determination of total assets (i) all assets which should be classified as intangible assets (such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges, including unamortized debt discount and research and development costs), (ii) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (iii) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence, or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business conducted by the Company or its Subsidiaries, and (iv) any reevaluation or other write-up in book value of assets subsequent to the fiscal year of the Company last ended at the date of this Agreement.

"Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, (i) in the case of each Bank and the Administrative Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Administrative Agent, as the case may be, is organized or maintains a lending office; and (ii) in the case of the Administrative Agent and each Bank which is organized or maintains a lending office in the State of Washington, taxes imposed on or measured by its gross receipts by the State of Washington.

"Type" has the meaning specified in the definition of "Loan."

"Unfunded Pension Liability" means the excess of the present value of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

"United States" and "U.S." each means the United States of America.

"Wholly-Owned Subsidiary" means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more other Wholly-Owned Subsidiaries, or both.

Section 1.2  Other Interpretive Provisions.

(a)	The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)	The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)	The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(i)	The term "including" is not limiting and means "including without limitation."

(ii)	In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

(d)	Unless otherwise expressly provided herein, (i) references to agreements
(including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)	The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)	This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Administrative Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

(g)	This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Administrative Agent merely because of the Administrative Agent's or Banks' involvement in their preparation.

Section 1.3  Accounting Principles.

(a)	Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

(b)	References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

ARTICLE 2.  THE CREDITS

Section 2.1  Amounts and Terms of Commitments.

(a)	Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding, the amount set forth on Schedule 2.1 (such amount, as the same may be reduced under Section 2.6 or as a result of one or more assignments under Section 11.8, the Bank's "Commitment"); provided, however, that, after giving effect to any Borrowing, the sum of the Effective Amount of all outstanding Loans and the Effective Amount of all L/C Obligations shall not exceed the combined Commitments. Within the limits of each Bank's Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.1(a), pay or prepay under Section 2.7 or 2.8 and reborrow under this subsection 2.1(a).

(b) Subject to the terms and conditions hereof, the Swingline Bank severally agrees to make swingline loans (each such Loan, a "Swingline Loan") to the Company on any Business Day during the period from the Closing Date to the Revolving Termination Date in an aggregate principal amount at any one time outstanding not to exceed the Swingline Commitment, notwithstanding the fact that such Swingline Loans, when aggregated with the Swingline Bank's outstanding Loans made under Section 2.1(a) hereof, may exceed the Swingline Bank's Commitment; provided, however, that, after giving effect to any Borrowing of a Swingline Loan under this
Section 2.1(b), the sum of the Effective Amount of all outstanding Loans and the Effective Amount of all L/C Obligations shall not exceed the combined Commitments. As used herein, "Swingline Commitment" shall mean $20,000,000, as such amount may be reduced or terminated pursuant to
Section 2.6. Additionally, no more than six Swingline Loans may be outstanding at any one time. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.1(b), prepay or pay pursuant to Section 2.7 or 2.8 and reborrow pursuant to this subsection 2.1(b).

Section 2.2  Loan Accounts.

(a)	The Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. The loan accounts or records maintained by the Administrative Agent and each Bank shall be rebuttable presumptive evidence of the amount of the Loans made by the Banks to the Company and the interest and payments thereon. Any failure to so record, or any error in doing so, shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b) Upon the request of any Bank made through the Administrative Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be rebuttable presumptive evidence; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.

Section 2.3  Procedure for Borrowing Certain Loans.

(a)	Each Borrowing of a Loan under subsection 2.1(a) shall be made upon the
Company's irrevocable written notice delivered to the Administrative Agent in the form of a Notice of Borrowing (which notice must be received by the Administrative Agent prior to 9:00 a.m. (San Francisco time) (i) three
Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:

(1)	the amount of the Borrowing, which shall be in an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof;

(2)	the requested Borrowing Date, which shall be a Business Day;

(3)	the Type of Loans comprising the Borrowing; and

(4)	in the case of Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month.

(b)	The Administrative Agent will promptly notify each Bank of its receipt of any Notice of Borrowing for a Loan (other than a Swingline Loan) and of the amount of such Bank's Pro Rata Share of that Borrowing.

(c)	Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Administrative Agent for the account of the Company at the Administrative Agent's Payment Office by 12:00 noon (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. The proceeds of all such Loans will then be made available to the Company by the Administrative Agent at such office by crediting the account of the Company on the books of BofA with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

(d)	After giving effect to any Borrowing, unless the Administrative Agent shall otherwise consent, there may not be more than six different Interest Periods in effect.

Section 2.4  Procedure for Borrowing Swingline Loans.

	(a)	The Company shall provide the Administrative Agent irrevocable notice of any Swingline Loan requested hereunder (which notice must be received by the Administrative Agent prior to 3:00 p.m. (San Francisco time) on the requested Borrowing Date) specifying:

		(i)	the amount of the Borrowing, which shall be in an amount
equal to or greater than Two Hundred Fifty Thousand Dollars ($250,000) unless otherwise agreed by the Swingline Bank;

		(ii)	the requested Borrowing Date, which shall be a Business Day;

		(iii)	for Swingline Loans other than Swingline Loans bearing
interest at the Base Rate, the date on which such Swingline Loan shall be repayable in full which date shall be not less than one nor more than seven days after the requested Borrowing Date; and

		(iv)	that the requested Borrowing is to comprise Swingline Loans.
Any notice given by the Company pursuant to this subsection 2.4(a) may be oral but shall be immediately confirmed by a written Notice of Borrowing; provided that the lack of such an immediate written confirmation shall not affect the conclusiveness or binding effect of such oral notice.

	(b)	Upon receipt of a Notice of Borrowing prior to 3:00 p.m. (San
Francisco time) on the requested Borrowing Date, the Administrative Agent will immediately advise the Swingline Bank (by telephone or in writing) that the Administrative Agent has received such a Notice of Borrowing from the Company and will direct the Swingline Bank to make the requested Swingline Loan unless the Administrative Agent determines that the Swingline Loan should not be made
(i) as a result of the limitations set forth in subsection 2.1(b); or (ii) as a result of one or more conditions specified in Article 5 not then being satisfied. Upon receipt of any such notice and direction from the Administrative Agent, and subject to the terms and conditions hereof, the Swingline Bank will, not later than the close of business (San Francisco time) on the Borrowing Date specified in such Notice of Borrowing, make the amount of its Swingline Loan available to the Company by crediting the account of the Company on the books of BofA.

Section 2.5 Conversion and Continuation Elections.

(a)	The Company may, upon irrevocable written notice to the Administrative
Agent in accordance with subsection 2.5(b):

(i)	elect, as of any Business Day, in the case of Base Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or

(ii) in the case of Offshore Rate Loans, elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest
Periods expiring on such day (or any part thereof in an amount not less than $5,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);

provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $5,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.

(b)	The Company shall deliver a Notice of Conversion/Continuation to be received by the Administrative Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:

(i)	the proposed Conversion/Continuation Date;

(ii)	the aggregate amount of Loans to be converted or continued;

(iii)	the Type of Loans resulting from the proposed conversion or
continuation; and

(iv)	other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)	If upon the expiration of any Interest Period applicable to Offshore
Rate Loans, the Company has failed to timely select a new Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.

(d)	The Administrative Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the Company, the Administrative Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.

(e)	Unless the Majority Banks otherwise consent, during the existence of a
Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.

(f)	After giving effect to any conversion or continuation of Loans, unless the Administrative Agent shall otherwise consent, there may not be more than six different Interest Periods in effect.

Section 2.6 Voluntary Termination or Reduction of Commitments. The Company may, upon not less than five Business Days' prior notice to the Administrative Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate minimum amount of $5,000,000 or any larger multiple thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Loans and L/C Obligations together would exceed the amount of the combined Commitments then in effect, or (b) the Effective Amount of all L/C Obligations then outstanding would exceed the L/C Commitment, or (c) the Effective Amount of all Swingline Loans then outstanding would exceed the Swingline Commitment. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Bank according to its Pro Rata Share. If and to the extent specified by the Company in the notice to the Administrative Agent, some or all of the reduction in the combined Commitments shall be applied to reduce the L/C Commitment or the Swingline Commitment; provided, however, in no event may the L/C Commitment be reduced to an amount less than the then-outstanding amount of all L/C Obligations or the Swingline Commitment be reduced to an amount less than the then-outstanding principal balance of the Swingline Loans. At no time shall the L/C Commitment or the Swingline Commitment exceed the combined Commitments for all Banks, and any reduction of the combined Commitments for all Banks which reduces the combined Commitments below the then current amount of the L/C Commitment and the Swingline Commitment shall result in an automatic corresponding reduction of the L/C Commitment and the Swingline Commitment, as the case may be, to the amount of the combined Commitments, as so reduced, without any action on the part of the Issuing Bank or the Swingline Bank. All accrued commitment fees to, but not including the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.

Section 2.7 Optional Prepayments. Subject to Section 4.4, the Company may, at any time or from time to time, (a) upon notice to the Administrative Agent given on or before 9:00 a.m. (San Francisco time) on the date of prepayment, ratably prepay Base Rate Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof; or (b) upon not less than one Business Day' irrevocable notice to the Administrative Agent, prepay Swingline Loans in whole or in part, in minimum amounts of $ 250,000; or (c) upon not less than three Business Day' irrevocable notice to the Administrative Agent, prepay Offshore Rate Loans in whole or in part, in minimum amounts of $5,000,000 or any multiple of $1,000,000 in excess thereof. Any such notice of prepayment shall specify the date and amount of such prepayment. The Administrative Agent will notify promptly each Bank of its receipt of any such notice, and, in the case of Base Rate Loans of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest (to the extent required pursuant to subsection 2.9(b)) to each such date on the amount prepaid and any amounts required pursuant to
Section 4.4.

Section 2.8  Repayment.

(a)	The Company shall repay to the Banks on the Revolving Termination Date the aggregate principal amount of Loans outstanding on such date. In addition, the Company shall also repay each Swingline Loan in full on the repayment date specified in the corresponding Notice of Borrowing given for such Swingline Loan or, if no such repayment date is specified in such Notice of Borrowing, on a date not later than seven days after such Swingline Loan is first made.

(b)	If (i) any Swingline Loan shall remain outstanding at 9:00 a.m. (San
Francisco time) on the Business Day such Loan is due hereunder and by such time on such Business Day the Administrative Agent shall have received neither
(A) a Notice of Borrowing delivered pursuant to Section 2.3 requesting that Loans be made pursuant to subsection 2.1(a) on such date in an amount at least equal to the aggregate principal amount of such Swingline Loans, nor (B) any other notice indicating the Company's intent to repay such Swingline Loans with funds obtained from other sources, or (ii) any Swingline Loan shall remain outstanding during the existence of a Default and the Swingline Bank shall in its sole discretion notify the Administrative Agent that the Swingline Bank desires that such Swingline Loan be converted into Loans made under subsection 2.1(a), then the Administrative Agent shall be deemed to have received a Notice of Borrowing from the Company pursuant to Section 2.3 requesting that Base Rate Loans be made pursuant to subsection 2.1(a) on the date such Loan is due hereunder (in the case of the circumstances described in clause (i) above) or on the first Business Day subsequent to the date of such notice from the Swingline Bank (in the case of the circumstances described in clause (ii) above) in an amount equal to the aggregate amount of such Swingline Loan, and the procedures set forth in subsections 2.3(b) and 2.3(c) shall be followed in making such Base Rate Loans; provided that such Base Rate Loans shall be made notwithstanding the Company's failure to satisfy conditions precedent set forth in Article 5; and provided, further, that if a Borrowing of Loans under subsection 2.1(a) becomes legally impracticable (e.g. due to the occurrence of an Insolvency Proceeding or to the termination or expiration of the Commitments) and if so required by the Swingline Bank, each Bank agrees that in lieu of making Loans under subsection 2.1(a), such Bank shall purchase a participation from the Swingline Bank in the applicable Swingline Loans in an amount equal to such Bank's Pro Rata Share thereof, and the procedures set forth in Section 11.8 shall be followed in connection with the purchases of such participations. The proceeds of such Base Rate Loans shall be applied to repay such Swingline Loans. Each Bank's obligation to make the Loans, or purchase the participations, as contemplated by this
Section 2.8, shall be absolute and unconditional and without recourse to the Swingline Bank and shall not be affected by any circumstance, including
(x) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Swingline Bank, the Company or any other Person for any reason whatsoever; (y) the occurrence or continuance of a Default, an Event of Default, or a Material Adverse Effect; or (z) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Upon (and only upon) receipt of immediately available funds from the Company for the account of the Swingline Bank (i) in payment of any Swingline Loan made by the Swingline Bank with respect to which any Bank has paid the Swingline Bank for such Bank's participation in such Loan or (ii) in payment of interest on any such Swingline Loan, each Bank will be paid, in the same funds as those received from the Company, the amount of such Bank's Pro Rata Share of such funds, and the Swingline Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not pay for its participation interest in the Swingline Loan. If the Administrative Agent or the Swingline Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company for a Swingline Loan in which any Bank shall have previously received payments in respect of a participation interest therein, each Bank shall, on demand of the Administrative Agent or Swingline Bank, forthwith return to the Administrative Agent or the Swingline Bank the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent or the Swingline Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or the Swingline Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

Section 2.9  Interest.

(a)	Each Loan (other than a Swingline Loan) shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to: (i) the sum of the Offshore Rate plus the Applicable Margin, as set forth in Schedule 2.9, in the case of Offshore Rate Loans, or
(ii) the sum of the Base Rate plus the Applicable Margin, as set forth in
Schedule 2.9, in the case of Base Rate Loans. Each Swingline Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at the per annum rate agreed to by the Company and the Swingline Bank.

(b)	Interest on each Loan shall be paid in arrears on each Interest Payment
Date. Interest also shall be paid (i) on the date of any prepayment of Offshore Rate Loans for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof; (ii) on the date of prepayment of any Base Rate Loan or Swingline Loan, if as of such date all Loans are prepaid in full in connection with a complete termination of all Commitments; and (iii) on demand of the Administrative Agent at the request or with the consent of the Majority Banks during the existence of any Event of Default.

(c)	Notwithstanding subsection (a) of this section, while any Event of
Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus 2%.

(d)	Anything herein to the contrary notwithstanding, the obligations of the
Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.

Section 2.10  Fees.

(a) Agency Fees. The Company shall pay an agency fee to the Administrative Agent for the Administrative Agent's own account, as required by that certain letter agreement ("Fee Letter") between the Company and the Administrative Agent dated as of December 17, 1999.

(b) Commitment Fees. The Company shall pay to the Administrative Agent for the account of each Bank a commitment fee on such Bank's Unused Commitment (the "Commitment Fee"). The Commitment Fee for each Bank shall be computed daily at the applicable per annum rate set forth on Schedule 2.9 on such Bank's Unused Commitment. As used herein, each Bank's "Unused Commitment" shall mean such Bank's Commitment less the sum of the then-outstanding principal balance of such Bank Loans (other than Swingline Loans) and such Bank's Pro Rata Share of the then outstanding L/C Obligations. Commitment Fees shall accrue from the Closing Date to the Revolving Termination Date and shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter commencing on April 30, 2000 through the Revolving Termination Date, with the final payment to be made on the Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under Section 2.6, the accrued Commitment Fees calculated for the period ending on such date also shall be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Commitment Fees provided in this subsection shall accrue at all times after the Closing Date, including at any time during which one or more conditions in Article 5 are not met.

Section 2.11  Computation of Fees and Interest.

(a)	All computations of interest for Base Rate Loans when the Base Rate is determined by BofA's "prime rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.



(b)	The interest rate applicable to Offshore Rate Loans shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the opening of business on each day on which a change in either the Applicable Margin or the Eurodollar Reserve Percentage first becomes effective.

(c)	Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.

Section 2.12  Payments by the Company.

(a)	All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Administrative Agent for the account of the Banks at the Administrative Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 12:00 noon (San Francisco time) on the date specified herein; provided, however, that the payment of principal on Swingline Loans shall be made no later than 3:00 p.m. (San Francisco time) on the date such payment is due. The Administrative Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Administrative Agent later than 12:00 noon (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)	Subject to the provisions set forth in the definition of "Interest
Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)	Unless the Administrative Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date in immediately available funds and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.

(d)	Unless an Event of Default shall have occurred and be continuing, any payments (including prepayments) made by the Company in respect of amounts owing by it hereunder or under any other Loan Document shall be applied and distributed (consistent with the terms of this Agreement) in the manner directed by the Company and, in the absence of any such direction, such payments shall be applied first against fees, expenses and indemnities due hereunder; second, ratably against interest due on L/C Advances and amounts in default on any Loan, if any; third, ratably against interest due on any Loan; fourth, ratably against the principal portion of L/C Advances, if any; fifth, against Loan principal due on the Swingline Loans; sixth against Loan principal due on all other Loans; and thereafter to the Company by crediting the account of the Company on the books of BofA with the amount of the excess, if any. To the extent consistent with the foregoing, payments received from the Company or for the Company's account which are to be applied to the principal balance of Loans other than Swingline Loans shall be applied first to any Base Rate Loans then outstanding and thereafter to prepay in the order of their stated maturity Offshore Rate Loans. Any payments received by Administrative Agent or any Bank by any means and from any source after the occurrence and during the continuation of an Event of Default shall be delivered to Administrative Agent and applied to such portions of the Company's obligations hereunder or under any other Loan Document and in such order as Majority Banks may direct (in their sole discretion) or in the absence of any such direction, in such order as Administrative Agent may elect in its sole discretion.

Section 2.13  Payments by the Banks to the Administrative Agent.

(a)	Unless the Administrative Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Administrative Agent for the account of the Company the amount of that Bank's Pro Rata Share of the Borrowing, the Administrative Agent may assume that each Bank has made such amount available to the Administrative Agent in immediately available funds on the Borrowing Date and the Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Administrative Agent in immediately available funds and the Administrative Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Administrative Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Administrative Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Administrative Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Administrative Agent on the Business Day following the Borrowing Date, the Administrative Agent will notify the Company of such failure to fund and, upon demand by the Administrative Agent, the Company shall pay such amount to the Administrative Agent for the Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)	The failure of any Bank to make any Loan on any Borrowing Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.

Section 2.14 Sharing of Payments, Etc. If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Administrative Agent will keep records (which shall be rebuttable presumptive evidence) of participations purchased under this section and will in each case notify the Banks following any such purchases or repayments.

Section 2.15  Extension of Revolving Termination Date.

(a)	The Company may request that the Banks extend the Revolving Termination
Date for successive one-year periods by notifying the Banks and the Administrative Agent in writing on a day not more than two years and thirty
(30) days and not less than two years prior to the then-existing Revolving Termination Date. If all Banks consent to such an extension, the Banks shall so notify the Company and the Administrative Agent in writing no later than one year and two hundred twenty-five (225) days prior to the then-existing Revolving Termination Date. If all Lenders provide the Company and Administrative Agent with such a written notice the Revolving Termination Date shall be extended for an additional one-year period. If any Bank in its sole discretion does not provide the written notice evidencing its consent as herein provided, the request for extension shall be deemed denied by all Banks.

(b)	If any Bank shall fail to consent to an extension as provided in subsection 2.15(a) above (a "Dissenting Bank"), the Company may: (i) request the Dissenting Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all of such Dissenting Bank's Loans, L/C Advances and Commitment which replacement Bank would consent to the requested extension (a "Replacement Bank");
(ii) request one more of the other Banks to acquire and assume all or part of such Dissenting Bank's Loans and Commitment; or (iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Administrative Agent and the Issuing Bank (which consent shall not be unreasonably withheld). Upon the designation and acceptance of a Replacement Bank, the Dissenting Bank agrees to assign all of its interest in the Loans, L/C Advances and its Commitment to the Replacement Bank pursuant to documentation reasonably acceptable to the Dissenting Bank and the Replacement Bank. Upon the consummation of any such assignment, if all other Banks have previously provided the written notice agreeing to extend the Revolving Termination Date as contemplated by subsection 2.15(a) above and have not revoked such notice in a writing delivered to the Administrative Agent and the Company, the Revolving Termination Date shall be automatically extended for an additional one-year period.

ARTICLE 3.  THE LETTERS OF CREDIT

Section 3.1  The Letter of Credit Subfacility.

(a)	On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company; provided that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if after giving effect to the Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Loans would exceed the combined Commitments, or (2) the Effective Amount of L/C Obligations would exceed the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.

(b)	The Issuing Bank is under no obligation to Issue a Letter of Credit if:

(i)	any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(ii)	the Issuing Bank has received written notice from any Bank, the
Administrative Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article 5 is not then satisfied;

(iii)	the expiry date of the requested Letter of Credit is (A) more than 365 days after the date of Issuance, unless the Majority Banks have approved such expiry date in writing, or (B) after the Revolving Termination Date, unless all of the Banks have approved such expiry date in writing;

(iv)	the requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of the Letter of Credit would violate any applicable policies of the Issuing Bank; or

(v)	the Letter of Credit is in a face amount less than $1,000,000 or to be denominated in a currency other than Dollars.

Section 3.2  Issuance, Amendment and Renewal of Letters of Credit.

(a)	Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least three days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed date of issuance of the Letter of Credit (which shall be a Business Day); (ii) the face amount of the Letter of Credit; (iii) the expiry date of the Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder;
(vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may require.

(b)	At least two Business Days prior to the Issuance of any Letter of
Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Letter of Credit from the Administrative Agent (i) directing the Issuing Bank not to issue such Letter of Credit because such issuance is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) or
(2) thereof or subsection 3.1(b)(ii); or (ii) that one or more conditions specified in Article 5 are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Company in accordance with the Issuing Bank's usual and customary business practices.

(c)	From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the Issuing Bank will, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it. Each such request for amendment of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business
Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation to amend any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. The Administrative Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.

(d)	The Issuing Bank and the Banks agree that, while a Letter of Credit is outstanding and prior to the Revolving Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Administrative Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the renewal of any Letter of Credit issued by it. Each such request for renewal of a Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall be under no obligation so to renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this subsection 3.2(d) upon the request of the Company but the Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.

(e)	The Issuing Bank may, at its election (or as required by the
Administrative Agent at the direction of the Majority Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiry date of such Letter of Credit to be a date not later than the Revolving Termination Date.

(f)	This Agreement shall control in the event of any conflict with any L/C-
Related Document (other than any Letter of Credit).

(g)	The Issuing Bank will also deliver to the Administrative Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.

Section 3.3  Risk Participations, Drawings and Reimbursements.

(a)	Immediately upon the Issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.

(b)	In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company. The Company shall reimburse the Issuing Bank prior to 10:00 a.m. (San Francisco time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Bank. In the event the Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, the Issuing Bank will promptly notify the Administrative Agent and the Administrative Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Commitments and subject to the conditions set forth in Section 5.2. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)	Each Bank shall upon any notice pursuant to subsection 3.3(b) make available to the Administrative Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.3(e)) each be deemed to have made a Loan consisting of a Base Rate Loan to the Company in that amount. If any Bank so notified fails to make available to the Administrative Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Administrative Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Administrative Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.3.

(d)	With respect to any unreimbursed drawing that is not converted into Base
Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 5.2 or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank's payment to the Issuing Bank pursuant to subsection 3.3(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.3.

(e)	Each Bank's obligation in accordance with this Agreement to make the
Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Loans under this Section 3.3 is subject to the conditions set forth in
Section 5.2.

Section 3.4  Repayment of Participations.

(a)	Upon (and only upon) receipt by the Administrative Agent for the account of the Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Administrative Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit or any drawing thereunder pursuant to Section 3.3 or (ii) in payment of interest thereon, the Administrative Agent will pay to each Bank, in the same funds as those received by the Administrative Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Administrative Agent for the account of the Issuing Bank.

(b)	If the Administrative Agent or the Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Administrative Agent for the account of the Issuing Bank pursuant to subsection 3.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Administrative Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Administrative Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

Section 3.5  Role of the Issuing Bank.

(a)	Each Bank and the Company agree that, in paying any drawing under a
Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)	No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for:
(i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Majority Banks, as applicable);
(ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)	The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing:
(i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Section 3.6 Obligations Absolute. The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i)	any lack of validity or enforceability of this Agreement or any L/C-
Related Document;

(ii)	any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii)	the existence of any claim, set-off, defense or other right that the
Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv)	any draft, demand, certificate or other document presented under any
Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v)	any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(vi)	any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(vii)	any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

Section 3.7 Cash Collateral Pledge. Upon the request of the Administrative Agent, (a) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (b) if, as of the Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, then, the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations.

Section 3.8  Letter of Credit Fees.

(a)	The Company shall pay to the Administrative Agent for the account of each of the Banks a letter of credit fee with respect to the Letters of Credit equal to the applicable per annum rate set forth on Schedule 2.9 of the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each fiscal quarter based upon Letters of Credit outstanding for that quarter as calculated by the Administrative Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each fiscal quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

(b)	The Company shall pay to the Issuing Bank a letter of credit fronting fee for each Letter of Credit Issued by the Issuing Bank as required by the Fee Letter.

(c)	The Company shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

Section 3.9 Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Issuing Bank and Borrower when a Letter of Credit is issued, performance under Letters of Credit by the Issuing Bank, its correspondents, and beneficiaries will be governed by (i) with respect to standby Letters of Credit, the rules of the "International Standby Practices 1998" (ISP98) or such later revision as may be published by the International Chamber of Commerce (the "ICC"), and (ii) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the ICC on the date any commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro).

ARTICLE 4.  TAXES, YIELD PROTECTION AND ILLEGALITY

Section 4.1  Taxes.

(a)	Any and all payments by the Company to each Bank or the Administrative
Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

(b)	If the Company shall be required by law to deduct or withhold any Taxes,
Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Administrative Agent, then:

(i)	the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this section), such Bank or the Administrative Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

(ii)	the Company shall make such deductions and withholdings;

(iii)	the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)	the Company shall also pay to each Bank or the Administrative Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

Notwithstanding anything in this Section 4.1(b) to the contrary, however, the terms of this Section 4.1(b) shall not be applicable to a Bank if, on the date of this Agreement, a payment made by Administrative Agent to such Bank would be subject to any U.S. withholding tax.

(c)	The Company agrees to indemnify and hold harmless each Bank and the
Administrative Agent for the full amount of i) Taxes, ii) Other Taxes, and
iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Administrative Agent makes written demand therefor.

(d)	Within 30 days after the date of any payment by the Company of Taxes,
Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Administrative Agent.

(e)	If the Company is required to pay any amount to any Bank or the
Administrative Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.

Section 4.2  Illegality.

(a)	If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Administrative Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist.

(b)	If a Bank determines that it is unlawful to maintain any Offshore Rate
Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Administrative Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.

(c)	If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Administrative Agent that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.

(d)	Before giving any notice to the Administrative Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

Section 4.3  Increased Costs and Reduction of Return.

(a)	If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or
(ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loan or any Swingline Loan or participating in Letters of Credit or L/C Borrowings or Swingline Loans, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Administrative Agent), pay to the Administrative Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.

(b)	If any Bank shall have determined that (i) the introduction of any
Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or
(iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Administrative Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.

Section 4.4 Funding Losses. The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:

(a)	the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan or Swingline Loan;

(b)	the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)	the failure of the Company to make any prepayment in accordance with any notice under Section 2.7;

(d)	the prepayment or other payment (including after acceleration thereof)
of an Offshore Rate Loan or Swingline Loan on a day that is not the last day of the relevant Interest Period;

(e)	any assignment of any interest in the Commitments, Loans or L/C
Obligations made within the first 180 days following the Closing Date by BofA in its capacity as "Bank" or "Issuing Bank"; or

(f) the automatic conversion under Section 2.5 or 4.2 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or Swingline Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this section and under subsection 4.3(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.

Section 4.5 Inability to Determine Rates. If the Majority Banks determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Banks of funding such Loan, the Administrative Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Administrative Agent, upon the instruction of the Majority Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.

Section 4.6 Reserves on Offshore Rate Loans. The Company shall pay to each Bank, as long as such Bank shall be required under regulations of the FRB to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each Offshore Rate Loan equal to the actual costs of such reserves allocated to such Loan by the Bank (as determined by the Bank in good faith, which determination shall be conclusive), payable on each date on which interest is payable on such Loan, provided the Company shall have received at least 15 days' prior written notice (with a copy to the Administrative Agent) of such additional interest from the Bank. If a Bank fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be payable 15 days from receipt of such notice.

Section 4.7 Certificates of Banks. Any Bank claiming reimbursement or compensation under this Article 4 shall deliver to the Company (with a copy to the Administrative Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

Section 4.8 Substitution of Banks. Upon the receipt by the Company from any Bank (an "Affected Bank") of a claim for compensation under Section 4.3, the Company may: (i) request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank's Loans, L/C Advances and Commitment (a "Replacement Bank"); (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans, L/C Advances and Commitment; or (iii) designate a Replacement Bank.
Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Administrative Agent and the Issuing Bank (which consent shall not be unreasonably withheld). Upon the designation and acceptance of a Replacement Bank, the Affected Bank agrees to assign all of its interest in the Loans, L/C Advances and its Commitment to the Replacement Bank pursuant to documentation reasonably acceptable to the Affected Bank and the Replacement Bank.

Section 4.9  Survival.  The agreements and obligations of the Company in this
Article 4 shall survive the payment of all other Obligations.

ARTICLE 5.  CONDITIONS PRECEDENT

Section 5.1 Conditions of Initial Credit Extensions. The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Administrative Agent and each Bank:

(a) Credit Agreement and Notes. This Agreement and, if requested by any Bank, the Notes executed by each party thereto;

(b)Resolutions; Incumbency.

(i)	Copies of the resolutions of the board of directors of the Company authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company; and

(ii)	A certificate of the Secretary or Assistant Secretary of the Company,
certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;

(c) Organization Documents; Good Standing. Each of the following documents:

(i)	the articles or certificate of incorporation and the bylaws of the
Company as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company as of the Closing Date; and

(ii)	a good standing or existence certificate for the Company from the
Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation as of a recent date;

(d) Legal Opinion. An opinion of Perkins Coie LLP, counsel to the Company and addressed to the Administrative Agent and the Banks, substantially in the form of Exhibit D;

(e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with Attorney Costs of BofA to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute BofA's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and BofA); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 10.4;

(f)Certificate. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

(i)	the representations and warranties contained in Article 6 are true and correct on and as of such date, as though made on and as of such date;

(ii)	no Default or Event of Default exists or would result from the initial
Credit Extension; and

(iii)	there has occurred since October 31, 1999, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(g) Prior Credit Agreement. Evidence satisfactory to Administrative Agent and Banks that (i) all amounts owing and all obligations required to be performed under the Prior Credit Agreement including the payment of all accrued interest, fees, costs and other expenses (whether or not then due under the Prior Credit Agreement) shall have been (or will concurrent with the initial Credit Extension be) fully paid and performed; and (ii) the commitments of any lender under the Prior Credit Agreement to make additional loans or other advances shall have been terminated.

(h) Other Documents. Such other approvals, opinions, documents or materials as the Administrative Agent or any Bank may request.

Section 5.2 Conditions to All Credit Extensions. The obligation of each Bank to make any Loan to be made by it (including its initial Loan and including, in the case of the Swingline Bank, a Swingline Loan) or to continue or convert any Loan under Section 2.5 and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:

(a)	Notices and Applications.  The Administrative Agent shall have received
(with, in the case of the initial Loan only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable, or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.2;

(b)	Continuation of Representations and Warranties.  The representations and warranties in Article 6 shall be true and correct on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date, Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date); and

(c)	No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing, continuation, conversion or Issuance.

Each Notice of Borrowing, Notice of Conversion/Continuation, oral notice of borrowing under Section 2.4, L/C Application and L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date or Issuance Date, as applicable, that the conditions in this Section 5.2 are satisfied.

ARTICLE 6.  REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Administrative Agent and each Bank that:

Section 6.1  Corporate Existence and Power.  The Company and each of its
Subsidiaries:

(a)	is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation;

(b)	has the power and authority and all governmental licenses,
authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;

(c)	is duly qualified as a foreign corporation and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

(d)	is in compliance with all Requirements of Law;

except, in each case referred to in clause (c) or clause (d) of this
Section 6.1, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.2 Corporate Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement and each other Loan Document to which the Company is party, have been duly authorized by all necessary corporate action, and do not and will not:

(a)	contravene the terms of any of the Company's Organization Documents;

(b)	conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which the Company is a party or any order, injunction, writ or decree of any Governmental Authority to which the Company or its property is subject; or

(c)	violate any Requirement of Law.

Section 6.3 Governmental Authorization. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company of this Agreement or any other Loan Document.

Section 6.4 Binding Effect. This Agreement and each other Loan Document to which the Company is a party constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

Section 6.5 Litigation. Except as specifically disclosed in Schedule 6.5, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties:

(a)	which purport to affect or pertain to this Agreement or any other Loan
Document, or any of the transactions contemplated hereby or thereby; or

(b)	as to which an adverse determination is reasonably possible and which if determined adversely to the Company or its Subsidiaries, would reasonably be expected to have a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.

Section 6.6 No Default. No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all other such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.1(e).

Section 6.7  ERISA Compliance.  Except as specifically disclosed in
Schedule 6.7:

(a)	Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal and state laws. Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)	There are no pending or, to the best knowledge of Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no nonexempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)	(i) No ERISA Event has occurred or is reasonably expected to occur;
(ii) no Pension Plan has any Unfunded Pension Liability (other than Unfunded Pension Liabilities accruing after the date of this Agreement and not exceeding in the aggregate $1,000,000); (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability in excess of $1,000,000 (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and
(v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

Section 6.8 Use of Proceeds; Margin Regulations. The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by
Section 7.12 and Section 8.6. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

Section 6.9 Title to Properties. The Company and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.

Section 6.10 Taxes. The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

Section 6.11  Financial Condition.

(a)	The audited consolidated financial statements of the Company and its
Subsidiaries for the year ended October 31, 1999, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date:

(i)	were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein;

(ii)	fairly present the financial condition of the Company and its
Subsidiaries as of the date thereof and results of operations for the period covered thereby; and

(iii)	except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.

(b)	Since October 31, 1999, there has been no event or condition which has resulted in a Material Adverse Effect.

Section 6.12 Environmental Matters. The Company conducts in the ordinary course of business a review of the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.12, such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.13 Regulated Entities. None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

Section 6.14 No Burdensome Restrictions. Neither the Company nor any Subsidiary is subject to any restriction in any Organization Document or to any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation which the Company reasonably anticipates may have a Material Adverse Effect.

Section 6.15 Copyrights, Patents, Trademarks and Licenses, Etc. The Company and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

Section 6.16 Subsidiaries. As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of
Schedule 6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16.

Section 6.17 Insurance. Except as specifically disclosed in Schedule 6.17, the properties of the Company and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Subsidiary operates.

Section 6.18 Swap Obligations. Neither the Company nor any of its Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.

Section 6.19 Full Disclosure. None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

ARTICLE 7  AFFIRMATIVE COVENANTS

So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

Section 7.1 Financial Statements. The Company shall deliver to the Administrative Agent with sufficient copies for the Administrative Agent and each Bank, in form and detail satisfactory to the Administrative Agent and the Majority Banks:

(a)	as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended October 31, 2000), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of a nationally-recognized independent public accounting firm ("Independent Auditor") selected by the Company which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records and shall be delivered to the Administrative Agent pursuant to a reliance agreement between the Administrative Agent and Banks and such Independent Auditor in form and substance satisfactory to the Administrative Agent;

(b)	as soon as available, but not later than 60 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended January 31, 2000), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and the Subsidiaries; and

(c)	promptly upon receipt by Company of a request therefor from
Administrative Agent (acting on instructions from Majority Lenders), a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries and the related consolidating statement of income, shareholders' equity and cash flows for the most recent fiscal quarter or year then ended, as the case may be, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsections 7.1(a) or (b).

Section 7.2 Certificates; Other Information. The Company shall furnish to the Administrative Agent with sufficient copies for the Administrative Agent and each Bank:

(a)	concurrently with the delivery of the financial statements referred to in subsection 7.1(a), a certificate of the Independent Auditor stating that as of the end of such fiscal year Company was in compliance with the terms of Sections 7.13, 7.14, and 7.15 hereof;

(b)	concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer;

(c)	promptly, copies of all financial statements and reports that the
Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Subsidiary may make to, or file with, the SEC; and

(d)	promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary as the Administrative Agent, at the request of any Bank, may from time to time request.

Section 7.3 Notices. The Company shall promptly notify the Administrative Agent and each Bank:

(a)	of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;

(b)	of any matter that has resulted or may result in a Material Adverse
Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c)	of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to the Administrative Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:

(i)	an ERISA Event;

(ii)	a material increase in the Unfunded Pension Liability of any Pension
Plan;

(iii)	the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or

(iv)	the adoption of any amendment to a Plan subject to Section 412 of the
Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.

(d)	of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;

(e)	upon the request from time to time of the Administrative Agent, the Swap
Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Subsidiaries is party.

Each notice under this section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.

Section 7.4 Preservation of Corporate Existence, Etc. The Company shall, and shall cause each Subsidiary to:

(a)	preserve and maintain in full force and effect its corporate existence and good standing under the laws of its state or jurisdiction of incorporation;

(b)	preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in connection with transactions permitted by Section 8.3 and sales of assets permitted by
Section 8.2;

(c)	use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and

(d)	preserve or renew all of its registered patents, copyrights, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 7.5 Maintenance of Property. The Company shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and is permitted by Section 8.2. The Company and each Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 7.6 Insurance. The Company shall maintain, and shall cause each Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

Section 7.7 Payment of Obligations. The Company shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

(a)	all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary;

(b)	all lawful claims which, if unpaid, would by law become a Lien upon its property, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; and

(c)	all Indebtedness, as and when due and payable, unless the same is being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary but subject, in any event, to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 7.8 Compliance with Laws. The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist and except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 7.9 Compliance with ERISA. The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under
Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

Section 7.10 Inspection of Property and Books and Records. The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists, the Administrative Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

Section 7.11 Environmental Laws. The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws where the failure to comply with such laws would have a Material Adverse Effect.

Section 7.12 Use of Proceeds. The Company shall use the proceeds of the Loans for working capital and other general corporate purposes, not in contravention of any Requirement of Law or of any Loan Document; provided, however, that the proceeds of the Loans shall not be used for purposes of undertaking an Acquisition or the acquisition of 5% more of the voting interest of any corporation or other entity if such acquisition is opposed by the board of directors or management of such corporation or entity.

Section 7.13 Tangible Net Worth. The Company shall maintain a Tangible Net Worth of not less than Three Hundred Eighty Million Dollars ($380,000,000) as determined as of the end of each of the Company's fiscal quarters, beginning April 30, 2000.

Section 7.14 Maximum Capitalization Ratio. The Company shall maintain a Capitalization Ratio of not more than .60 to 1.0 (60%) as determined as of the end of each of the Company's fiscal quarters, beginning April 30, 2000.

Section 7.15 Interest Coverage Ratio. The Company shall maintain an Interest Coverage Ratio of not less than 2.75 to 1.0 as determined as of the end of each of the Company's fiscal quarters, beginning April 30, 2000. As used herein "Interest Coverage Ratio" means for the four consecutive fiscal quarter period ending on the date of determination, the ratio of (i) EBITDDA to
(ii) the combined interest expense (including capitalized interest and the interest portion of capital lease obligations) of the Company and its Subsidiaries for such four fiscal quarter period. As used herein "EBITDDA" means for any period, the net income (or net loss) for such period, excluding any extraordinary gains or losses and taxes associated therewith, plus, to the extent deducted in the determination of net income, the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense, (d) depletion expense, and (e) amortization expense, in each case determined for the Company and its consolidated Subsidiaries on a combined basis in accordance with GAAP for such period.

ARTICLE 8.  NEGATIVE COVENANTS

So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Majority Banks waive compliance in writing:

Section 8.1 Limitation on Liens. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, including without limitation, its timber and timberlands, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

(a)	any Lien existing on property of the Company or any Subsidiary on the
Closing Date and set forth in Schedule 8.1 securing Indebtedness outstanding on such date and any subsequent Lien replacing any such Lien; provided that
(i) such replacement Lien shall not be extended to any other property of the Company or any Subsidiary other than the property covered by the original Lien, (ii) the amount of the Indebtedness secured by such replacement Lien is not increased, and (iii) the Indebtedness secured by such replacement Lien shall not exceed 100% of the fair market value of the related property;

(b)	any Lien created under any of the Loan Documents;

(c)	Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, or to the extent that non-payment thereof is permitted by Section 7.7; provided that no notice of lien has been filed or recorded under the Code;

(d)	Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)	Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

(f)	Liens on the property of the Company or its Subsidiary securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business; provided that all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;

(g)	Liens consisting of judgment or judicial attachment liens; provided that the enforcement of such Liens is either effectively stayed or all such liens in the aggregate at any time outstanding for the Company and its Subsidiaries do not secure obligations which in the aggregate exceed $5,000,000;

(h)	With respect to timberland now or hereafter owned, leased, or otherwise acquired by the Company or any Subsidiary, Liens consisting of encumbrances in the nature of leases or subleases granted to others, easements, rights-of-way, restrictions, reservations of mineral, oil and gas, water or other similar rights existing on the date of acquisition of any property by the Company or any Subsidiary, encroachments or questions of location, boundary and area which an accurate survey may disclose, exceptions and reservations in United States patents or state deeds, any prohibition or limitation on the use, occupancy or improvement of land resulting from the rights of the public or riparian owners to use any waters which may cover the land and other similar charges or encumbrances, in each case incidental to, and not interfering with, the ordinary conduct of the business of the Company or any Subsidiary;

(i)	Liens on assets of corporations which become Subsidiaries after the date of this Agreement; provided, however, that such Liens existed at the time the respective corporations became Subsidiaries and were not created in anticipation thereof and any subsequent Lien replacing any such Lien provided that (i) such replacement Lien shall not be extended to any other property of the Company or any Subsidiary other than the property covered by the original Lien, (ii) the amount of the Indebtedness secured by such replacement Lien is not increased, and (iii) the Indebtedness secured by such replacement Lien shall not exceed 100% of the fair market value of the related property;

(j)	Purchase money security interests on any property acquired or held by the Company or its Subsidiaries in the ordinary course of business, securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 20 days after the acquisition thereof, (ii) such Lien attaches solely to the property so acquired in such transaction (together with the proceeds thereof and any accessions thereto), and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property;

(k)	Liens securing obligations in respect of capital leases on assets subject to such leases; provided that such capital leases are otherwise permitted hereunder;

(l)	Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Subsidiary to provide collateral to the depository institution; and

(m)	Any other Liens; provided that the aggregate amount of Indebtedness secured by such Liens does not exceed an amount equal to ten percent (10%) of the book value of the Company's assets as reflected on its most recent financial statements provided to the Administrative Agent pursuant to
Section 7.1 hereof, or, if no such financial statements have yet been required under Section 7.1, the financial statements referenced in Section 6.11 hereof.

Section 8.2 Disposition of Assets. The Company shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

(a)	dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;

(b)	the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;

(c)	dispositions of assets by the Company or any Subsidiary to the Company or any Subsidiary pursuant to reasonable business requirements; provided that the Company may not transfer any assets other than timber and timberlands to any Subsidiary if the fair market value of the transferred assets, in the aggregate, taken together with the fair market value of all other assets (other than timber or timberlands) transferred by the Company to any Subsidiary at any time after the date of this Agreement would exceed at the time of such proposed transfer an amount equal to five percent (5%) of the book value of the Company's assets as reflected on its most recent financial statements provided to the Administrative Agent pursuant to Section 7.1 hereof, or, if no such financial statements have yet been required under
Section 7.1, the financial statements referenced in Section 6.11 hereof, and provided, further, that the Company may not transfer any timber and timberlands to any Subsidiary if the fair market value of such timber and timberlands, in the aggregate, taken together with the fair market value of all other timber or timberlands transferred by the Company to any Subsidiary at any time after the date of this Agreement would exceed the sum of $60,000,000;

(d)	dispositions consisting of the exchange of assets for assets of an equivalent value and of a similar nature to be used in the business of the Company or any Subsidiary to any Person; and

(e)	dispositions of Permitted Receivables pursuant to Permitted Receivables
Purchase Facilities; and

(f)	dispositions not otherwise prohibited hereunder; provided that such dispositions are made for fair market value; and provided further, that (i) at the time of any such disposition, no Event of Default shall exist or shall result from such disposition and (ii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $60,000,000.

Section 8.3 Consolidations and Mergers. The Company shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

(a)	any Subsidiary may merge with the Company; provided that the Company shall be the continuing or surviving corporation, or with any one or more Subsidiaries; and provided further that if any transaction shall be between a Subsidiary and a Wholly-Owned Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

(b)	any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly-Owned Subsidiary.

Section 8.4 Loans and Investments. The Company shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:

(a)	Investments held by the Company or a Subsidiary in the form of cash equivalents or short term marketable securities;
(b)	extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;

(c)	extensions of credit by the Company to any of its Wholly-Owned
Subsidiaries or by any of its Wholly-Owned Subsidiaries to another of its Wholly-Owned Subsidiaries;

(d)	Investments incurred in order to consummate Acquisitions otherwise permitted herein; provided that (i) the book value (as to the purchaser) of any such Acquisition, together with such value of all prior Acquisitions undertaken by the Company and its Subsidiaries after the Closing Date, shall not exceed at the time of such Investment ten percent (10%) of consolidated Tangible Net Worth as calculated immediately prior to such Acquisition,
(ii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; and (iii) the prior, effective written consent or approval to such Acquisition of the board of directors or equivalent governing body of the acquiree is obtained;

(e)	Investments in Joint Ventures not exceeding Fifty Million Dollars
($50,000,000) in any fiscal year as to all such Investments in the aggregate;

(f)	Investments in any Person supplying labor or materials for the conversion, maintenance, harvesting, selling and other operations relating to the Company's timber and timberland, Persons who provide the Company with woodproducts (or the handling thereof) used as a raw material or supply by the Company in the manufacture of its products and customers using products sold by the Company; provided that the aggregate amount of all such Investments (including, without limitation, any such Investments owned on the date hereof) shall not exceed $25,000,000 at any one time outstanding;

(g)	Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;

(h)	Investments in a special purpose entity where the fair market values of the real property (including improvements and timberlands), standing timber, plant and equipment, inventory and receivables owned by such entity is not less than ninety-five percent (95%) of the aggregate amount paid by the Company for such special purpose entity; provided, however, that after giving effect to any such investment, the special purpose entity purchased pursuant to this subsection 8.4(h) shall be a Wholly-Owned Subsidiary, and; provided further, that such Wholly-Owned Subsidiary is merged with the Company in a transaction in which the Company is the surviving entity within thirty (30) days of the making of such investment.

(i)	Advances, loans or extensions of credit pursuant to the Company's
Employee Relocation Plan.

(j) Investments not otherwise permitted hereunder where the total amount of all such Investments does not exceed $5,000,000 in any one fiscal year.

Section 8.5 Transactions with Affiliates. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Subsidiary.

Section 8.6  Use of Proceeds.

(a)	The Company shall not, and shall not suffer or permit any Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.

(b)	The Company shall not, directly or indirectly, use any portion of the
Loan proceeds or any Letter of Credit (i) knowingly to purchase Ineligible Securities from Banc of America Securities LLC (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities,
(ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. 24, Seventh), as amended.

Section 8.7 Joint Ventures. The Company shall not, and shall not suffer or permit any Subsidiary to, enter into any Joint Venture, other than in the ordinary course of business and in compliance with Section 8.4(e).

Section 8.8 Lease Obligations. The Company shall not, and shall not suffer or permit any Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except for:

(a)	leases of the Company and of Subsidiaries in existence on the Closing
Date and any renewal, extension or refinancing thereof;

(b)	operating leases entered into by the Company or any Subsidiary after the
Closing Date in the ordinary course of business;

(c)	leases entered into by the Company or any Subsidiary after the Closing
Date pursuant to sale-leaseback transactions permitted under subsection 8.2(d); and

(d)	capital leases not otherwise precluded by the terms of this Agreement.

Section 8.9 ERISA. The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a nonexempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company in an aggregate amount in excess of $5,000,000; or (b) engage in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.

Section 8.10 Change in Business. The Company shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.

Section 8.11 Accounting Changes. The Company shall not, and shall not suffer or permit any Subsidiary to, make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.

ARTICLE 9.  EVENTS OF DEFAULT

Section 9.1 Event of Default. Any of the following shall constitute an "Event of Default":

(a) Non-Payment. The Company (i) fails to pay, when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or
(ii) fails to pay, when and as required to be paid herein, any interest, fee or any other amount payable hereunder or under any other Loan Document and such failure continues without cure for five (5) days; or

(b) Representation or Warranty. Any representation or warranty by the Company or any Subsidiary made or deemed made herein or in any other Loan Document, or any representation or warranty which is contained in any certificate, document or financial or other statement by the Company, any Subsidiary, or any Responsible Officer, furnished at any time under this Agreement, or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c) Specific Defaults. The Company fails to perform or observe any term, covenant or agreement contained in any of Sections 7.3, 7.13, 7.14, or 7.15 or in Article 8; or

(d) Other Defaults. The Company or any Subsidiary party thereto fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied or unwaived for a period of 20 days after the date upon which written notice thereof is given to the Company by the Administrative Agent or any Bank; or

(e) Cross-Default.

(i) The Company or any Subsidiary (A) fails to make any payment in respect of any Indebtedness where the aggregate amount of such Indebtedness exceeds $5,000,000 ("Material Indebtedness") or any Contingent Obligation (other than in respect of Swap Contracts), when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any Material Indebtedness or Contingent Obligation, and such failure described in
(A) or (B) above (x) continues unremedied and unwaived after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Material Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded or, (y) if the relevant document contains no grace period or notice period and the holder or holders or beneficiary or beneficiaries have not declared a default or caused such indebtedness to be declared due and payable prior to its stated maturity, such failure continues unremedied and unwaived for a period of twenty (20) days after the Company or the holder or holders or beneficiary or beneficiaries first learn of such failure; or

(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than $5,000,000; or

(iii) there occurs any termination, liquidation, unwind or similar event or circumstance under any Permitted Receivables Purchase Facility (other than a voluntary termination consented to by all parties to such Permitted Receivables Purchase Facility), which permits any purchaser of receivables thereunder to cease purchasing such receivables or to apply all collections on previously purchased receivables thereunder to the repayment of such purchaser's interest in such previously purchased receivables; or

(f) Insolvency; Voluntary Proceedings.  The Company or any Subsidiary
(i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise;
(ii) voluntarily ceases to conduct its business in the ordinary course;
(iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing; or

(g) Involuntary Proceedings.

(i)	Any involuntary Insolvency Proceeding is commenced or filed against the
Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy;

(ii) 	the Company or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or

(iii)	the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h) ERISA.

(i)	An ERISA Event shall occur with respect to a Pension Plan or
Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $5,000,000;

(ii)	the aggregate amount of Unfunded Pension Liability among all Pension
Plans at any time exceeds $5,000,000; or

(iii)	the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $5,000,000; or

(i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more, and the same shall remain unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or

(j) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(k) Change of Control.  There occurs any Change of Control.

Section 9.2 Remedies. If any Event of Default occurs, the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Banks,

(a)	declare the Commitment of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such Commitments shall be terminated;

(b)	declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(c)	declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

(d)	exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent, the Issuing Bank or any Bank.

Section 9.3 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

Section 9.4 Certain Financial Covenant Defaults. In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of Sections 7.13, 7.14 or 7.15 as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Administrative Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.


ARTICLE 10.  THE AGENT

Section 10.1  Appointment and Authorization; "Administrative Agent."

(a)	Each Bank hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)	The Issuing Bank shall act on behalf of the Banks with respect to any
Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Majority Lenders to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this
Article 10 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent", as used in this Article 10, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 10.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

Section 10.3 Liability of Administrative Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

Section 10.4  Reliance by Administrative Agent.

(a)	The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

(b)	For purposes of determining compliance with the conditions specified in
Section 5.1, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

Section 10.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Majority Banks in accordance with Article IX; provided, however, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

Section 10.6 Credit Decision. Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.

Section 10.7 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do
so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

Section 10.8 Administrative Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Administrative Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, BofA shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent or the Issuing Bank, and the terms "Bank" and "Banks" include BofA in its individual capacity.

Section 10.9 Successor Administrative Agent. The Administrative Agent may, and at the request of the Majority Banks shall, resign as Administrative Agent upon 30 days' notice to the Banks. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this
Article 10 and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, BofA may not be removed as the Administrative Agent at the request of the Majority Banks unless BofA shall also simultaneously be replaced as "Issuing Bank" and "Swingline Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to BofA.

Section 10.10  Withholding Tax.

(a)	If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Administrative Agent, to deliver to the Administrative Agent:

(i)	if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)	if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and

(iii)	such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Bank agrees to promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)	If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Administrative Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Administrative Agent will treat such Bank's IRS Form 1001 as no longer valid.

(c)	If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Administrative Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

(d)	If any Bank is entitled to a reduction in the applicable withholding tax, the Administrative Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this section are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.

(e)	If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

Section 10.11 Syndication and Managing Agents. None of the Banks identified in this Agreement as a "Syndication Agent" or "Managing Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE 11.  MISCELLANEOUS

Section 11.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Majority Banks (or by the Administrative Agent at the written request of the Majority Banks) and the Company and acknowledged by the Administrative Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Administrative Agent, do any of the following:

(a)	increase or extend the Commitment of any Bank (or reinstate any
Commitment terminated pursuant to Section 9.2);

(b)	postpone or delay any date fixed by this Agreement or any other Loan
Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document;

(c)	reduce the principal of, or the rate of interest specified herein on any
Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;
(d)	change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or

(e)	amend this section or Section 2.14, or any provision herein providing for consent or other action by all Banks;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, acting for its own account, in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Majority Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it and (iii) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.

Section 11.2  Notices.

(a)	All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission; provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.2; or, as directed to the Company or the Administrative Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Administrative Agent.

(b)	All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Article 2, 3 or 10 to the Administrative Agent shall not be effective until actually received by the Administrative Agent, and notices pursuant to Article 3 to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on Schedule 11.2.

(c)	Any agreement of the Administrative Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Administrative Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Administrative Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Banks of a confirmation which is at variance with the terms understood by the Administrative Agent and the Banks to be contained in the telephonic or facsimile notice.

Section 11.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.4  Costs and Expenses.  The Company shall:

(a)	whether or not the transactions contemplated hereby are consummated, pay or reimburse BofA (including in its capacity as Administrative Agent and Issuing Bank) and each Bank within 5 Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses incurred by BofA (including in its capacity as Administrative Agent and Issuing Bank) and each Bank in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by BofA (including in its capacity as Administrative Agent) and any Bank with respect thereto; and

(b)	pay or reimburse the Administrative Agent and each Bank within five
Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

Section 11.5 Company Indemnification. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and L/C Advances, the termination of the Letters of Credit and the termination, resignation or replacement of the Administrative Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans, L/C Advances or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this section shall survive payment of all other Obligations.

Section 11.6 Payments Set Aside. To the extent that the Company makes a payment to the Administrative Agent or the Banks, or the Administrative Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Administrative Agent upon demand its pro rata share of any amount so recovered from or repaid by the Administrative Agent.

Section 11.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and each Bank.

Section 11.8  Assignments, Participations, Etc.

(a)	Any Bank may, with the written consent of the Administrative Agent and the Issuing Bank, and unless an Event of Default shall have occurred and be continuing, with the written consent of the Company, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company, the Administrative Agent or the Issuing Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Bank hereunder, in a minimum amount of $10,000,000; provided, however, that the Company and the Administrative Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Administrative Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Administrative Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and
(iii) the assignor Bank or Assignee has paid to the Administrative Agent a processing fee in the amount of $4,000 and provided, further, that notwithstanding anything in this Section 11.8(a) to the contrary, so long as no Event of Default shall have occurred and be continuing, no Bank may assign all or any portion of its interests hereunder to any Assignee if, on the date the assignment is to become effective, a payment made by Administrative Agent to such Assignee would be subject to any U.S. withholding tax. Any consent to assignment required of the Administrative Agent, of the Issuing Bank or of the Company pursuant to this Section 11.8 shall not be unreasonably withheld.

(b)	From and after the date that the Administrative Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

(c)	Within five Business Days after its receipt of notice by the
Administrative Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment to the extent required pursuant to subsection 11.8(a)), the Company shall execute and deliver to the Administrative Agent, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.

(d)	Any Bank may at any time sell to one or more commercial banks or other
Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) the originating Bank's obligations under this Agreement shall remain unchanged, (ii) the originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company, the Issuing Bank and the Administrative Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to
Section 11.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.1, 4.3 and 11.5 as though it were also a Bank hereunder and, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

(e)	Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 11.9 Confidentiality. Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" or "secret" by the Company and provided to it by the Company or any Subsidiary, or by the Administrative Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company; provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information
(A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Administrative Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential; provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder;
(H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.

Section 11.10  Cash Collateral; Set-off.

(a)	The Company hereby grants the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Banks, a security interest in all cash and deposit account balances pledged, deposited or delivered as described in the definition of "Cash Collateralize." Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at BofA.

(b)	In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.11 Automatic Debits of Fees. With respect to any fee, or any other cost or expense (including Attorney Costs) due and payable to the Administrative Agent, the Issuing Bank or BofA under the Loan Documents, the Company hereby irrevocably authorizes BofA to debit any deposit account of the Company with BofA in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this section shall be deemed a set-off. BofA or the Administrative Agent, as applicable, agrees promptly to notify the Company and after any such debit; provided, however, that the failure to give such notice shall not affect the validity of such debit.

Section 11.12 Notification of Addresses, Lending Offices, Etc. Each Bank shall notify the Administrative Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Administrative Agent shall reasonably request.

Section 11.13 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

Section 11.14 Severability. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

Section 11.15 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Administrative Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

Section 11.16  Governing Law and Jurisdiction.

(a)	THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON; PROVIDED THAT THE ADMINISTRATIVE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)	ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY
OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF WASHINGTON OR OF THE UNITED STATES FOR THE WESTERN DISTRICT OF WASHINGTON, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE ADMINISTRATIVE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY WASHINGTON LAW.

Section 11.17 Waiver of Jury Trial. THE COMPANY, THE BANKS AND THE ADMINISTRATIVE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE ADMINISTRATIVE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH OF THE PARTIES FURTHER AGREES THAT ITS RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.
THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 11.18 Entire Agreement. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Administrative Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in Seattle by their proper and duly authorized officers as of the day and year first above written.
LONGVIEW FIBRE COMPANY



By:\s\ Lisa J. Holbrook
Title: Senior Vice President-Finance


BANK OF AMERICA, N.A., as Administrative Agent and Issuing Bank



By:\s\ William W. Davidson
Title: Vice President


BANK OF AMERICA, N.A., as Bank



By:\s\ William W. Davidson
Title: Vice President


ABN AMRO BANK N.V., as Bank and Syndication Agent



By:\s\ Christian H. Sievers
Title: Senior Vice President

By:\s\ Paul S. Faust
Title: Vice President


THE BANK OF NOVA SCOTIA, as Bank and Managing Agent



By:\s\ Patrik Norris
Title: Director


FIRST UNION NATIONAL BANK, as Bank and Managing Agent



By:\s\ J. Andrew Phelps
Title: Assistant Vice President


UNION BANK OF CALIFORNIA, N.A., as Bank and Managing Agent



By:\s\ Kevin F. Sullivan
Title: Vice President


U.S. BANK NATIONAL ASSOCIATION, 	as Bank and Managing Agent



By:\s\ Janice T. Thede
Title: Vice President


WELLS FARGO BANK, N.A., as Bank and Managing Agent



By:\s\ Julie Wilson
Title: Vice President


BANK ONE, NA, as Bank



By:\s\ Joseph R. Perdenza
Title: Assistant Vice President


SUNTRUST BANK, as Bank



By:\s\ W. David Wilson
Title: Vice President


SCHEDULE 2.1

COMMITMENTS AND PRO RATA SHARES


LENDER:                  COMMITMENT:        PRO RATA SHARE:
Bank of America          $50,000,000        15.625000000%
ABN AMRO Bank            $45,000,000        14.062500000%
Bank of Nova Scotia      $37,000,000        11.562500000%
First Union National
Bank                     $37,000,000        11.562500000%
Union Bank of California $37,000,000        11.562500000%
US Bank                  $37,000,000        11.562500000%
Wells Fargo Bank         $37,000,000        11.562500000%
Bank One                 $20,000,000         6.250000000%
SunTrust Bank            $20,000,000         6.250000000%

Total:                  $320,000,000       100.000000000%

SCHEDULE 2.9

APPLICABLE MARGIN AND COMMITMENT FEE

The Applicable Margin to be used in calculating the interest rate applicable to Base Rate and Offshore Rate Loans pursuant to Sections 2.9 and 2.11, the applicable per annum rate to be used in calculating the Commitment Fees to be paid pursuant to Section 2.10(b), and the applicable per annum rate to be used in calculating the Letter of Credit fees to be paid pursuant to
Section 3.8(a), shall each be adjusted quarterly and computed in accordance with the following chart:

  Pricing Level Applicable Margin    Applicable         Rate for
                for Offshore Rate    Margin for Base    Determining
                and Rate for         Rate               Commitment Fees
                Determining Letter
                of Credit Fees
  I             1.875%               0.625%             0.400%
  II            1.375%               0.125%             0.350%
  III           1.250%               0.000%             0.300%
  IV            0.875%               0.000%             0.250%
  V             0.750%               0.000%             0.225%

Rates expressed in the foregoing chart are set forth on a per annum basis.

From the date of the Agreement through the first Pricing Level Adjustment Date (as hereinafter defined) occurring after October 31, 2000, Pricing Level I shall apply. At all times thereafter, the appropriate pricing level shall be determined in accordance with the following.

Pricing levels shall be adjusted once each fiscal quarter on a date seven (7) days after the earlier of (a) the date on which the Company is obligated to deliver to Administrative Agent its financial statements for the preceding fiscal quarter pursuant to Section 7.1 (or in the case of the fourth fiscal quarter, its financial statements for the preceding fiscal year) and (b) the date on which the Company actually delivers such financial statements to Administrative Agent (each such date of adjustment, a "Pricing Level Adjustment Date").

If on any Pricing Level Adjustment Date the Company has failed to deliver the financial statements required pursuant to Section 7.1(a) or (b) for the preceding fiscal quarter or fiscal year, as applicable, the Pricing Level shall be set at Pricing Level I until such financial statements are delivered. Once such delinquent financial statements are delivered the Pricing Level shall be determined in accordance with the following paragraph.

In all other cases, the Pricing Level shall be determined in accordance with the following chart based upon the Capitalization Ratio calculated as of the last day of the immediately preceding fiscal quarter.


Capitalization Ratio             Pricing Level

Greater than or equal to .50x    I

Greater than or equal to .45x,   II
but less than .50x

Greater than or equal to .35x,   III
but less than .45x

Greater than or equal to .25x,   IV
but less than .35x

Less than .25x                   V

Applicable Margins, Commitment Fee and Letter of Credit fee percentages shall be adjusted effective as of each Pricing Level Adjustment Date and shall continue in effect until the next Pricing Level Adjustment Date.


SCHEDULE 6.5

CERTAIN LITIGATION

Nothing to Report


SCHEDULE 6.7

ERISA EXCEPTIONS

Nothing to Report

SCHEDULE 6.11

GUARANTIES


Guarantees-Safe Harbor Leases

1.	H.J. Heinz Company			$221,344
2.	Baugh Construction Company	$  67,634


SCHEDULE 6.12

ENVIRONMENTAL MATTERS

Nothing to Report



SCHEDULE 6.16

SUBSIDIARIES



Subsidiary: part (a)

                                             Percentage of
                                             Voting Stock
                      Jurisdiction           Owned by the
                           of                Company or Other
     Name             Incorporation          Subsidiary

Longfibre Ltd.        Barbados                   100%
Longtimber of Oregon  Oregon                     100%


Subsidiary: part (b)

Pacific Coast Farm Credit Services 	C Stock	      $1000.00
IFA Nurseries, Inc.		             	   Stock    $283,299.00
AG Supply Company			                  Stock	    $29,533.99


SCHEDULE 6.17

INSURANCE


Nothing to Report


SCHEDULE 8.1

LIENS


Industrial Revenue Bond Financing Agreements:

1.	Port of Longview Industrial Development Corporation Bond Financing
Agreements, including Loan Agreement, Security Agreement,
Reimbursement Agreement, Remarketing Agreement and Tender Agent
Agreement dated December 1, 1984.

Secured by one (1) barge unloading crane, conveyors, stackers and related equipment in Longview, Washington.

		Principal Amount Outstanding Not in Excess of:

		$5,000,000

2.	Industrial Development Authority of the County of Alameda
Industrial Revenue Bond Refinancing Agreements, including Bond
Purchase Agreement, Loan Agreement, Security Agreement,
Reimbursement Agreement, Remarketing Agreement and Trust Agreement dated February 1, 1988.

Secured by one (1) S. A. Martin Flexo Folder Gluer Transline 1228 with five (5) colors and die cut unit, together with related equipment in Oakland, California.

		Principal Amount Outstanding Not in Excess of:

		$1,750,000

3.	Industrial Development Corporation of the City of Seattle
Industrial Revenue Bond Refinancing Agreements, including Bond
Purchase Agreement, Loan Agreement, Security Agreement,
Reimbursement Agreement, Remarketing Agreement and Trust Agreement dated February 1, 1988.

Secured by one (1) S. A. Martin Flexo Folder Gluer Supermini 718 with two (2) colors and die cut unit, one (1) S. A. Martin Flexo
Folder Gluer Midline 924 with four (4) colors and die cut unit, together with related equipment in Seattle, Washington.

		Principal Amount Outstanding Not in Excess of:

		$2,500,000

4.	City of Milwaukee, Wisconsin, Industrial Revenue Bond Refinancing
Agreements, including Bond Purchase Agreements, Loan Agreement,
Security Agreement, Reimbursement Agreement, Remarketing Agreement and Trust Agreement dated December 1, 1987.

Secured by one (1) S. A. Martin Flexo Folder Gluer Supermini 718 with two (2) colors and die cut unit, and one (1) S. A. Martin
Flexo Folder Gluer Transline 1228 with four (4) colors, together with related equipment in Milwaukee, Wisconsin.

		Principal Amount Outstanding Not in Excess of:

		$1,960,000

5.	City of Fridley Industrial Development Revenue Bond Refinancing
Agreements, including Loan Agreement, Bond Purchase Agreement,
Security Agreement, Reimbursement Agreement, Remarketing Agreement and Trust Agreement dated February 1, 1988.

Secured by one (1) S. A. Martin Flexo Folder Gluer Supermini 718 with two (2) colors and die cut unit, and one (1) S. A. Martin Flexo Folder Gluer Transline 1228 with four (4) colors and die cut unit, together with related equipment in Fridley, Minnesota.

		Principal Amount Outstanding Not in Excess of:

		$2,240,000

6.	City of Rockford, Illinois, Industrial Revenue Bond Refinancing
Agreements, including Loan Agreement, Bond Purchasing Agreement,
Security Agreement, Reimbursement Agreement, Remarketing Agreement and Trust Agreement dated December 1, 1987.

Secured by one (1) Crittenden Bulkbin Laminator, and one (1) S. A. Martin Flexo Folder Gluer Midline 924 with four (4) colors and die cut unit, together with related equipment in Rockford, Illinois.

		Principal Amount Outstanding Not in Excess of:

		$2,000,000

7.	Massachusetts Industrial Finance Agency Industrial Revenue Bond
Refinancing Agreements, including Bond Purchase Agreement, Loan
Agreement, Security Agreement, Reimbursement Agreement,
Remarketing Agreement and Trust Agreement dated December 1, 1987.

Secured by one (1) S. A. Martin Flexo Folder Gluer Transline 1228 Rapidset Flexo-Graphic Printer, Folder-Gluer, with four (4) color Rapidset Printing System and Rotary Die cutter and one (1) S. A. Martin Miniline 718 Rapidset Flexo-Graphic Printer, Folder-Gluer, with two (2) color Rapidset Printing system together with related equipment at Springfield, Massachusetts.

		Principal Amount Outstanding Not in Excess of:

		$2,070,000

8.	City of Amsterdam Industrial Development Agency Industrial Revenue
Bond Refinancing Agreements, including Installment Sale Agreement,
Bond Purchase Agreement, Security Agreement, Reimbursement
Agreement, Remarketing Agreement and Trust Agreement dated
December 1, 1987.

Secured by one (1) S. A. Martin Flexo Folder Gluer Supermini 718 with two (2) colors and die cut unit, and one (1) S. A. Martin Flexo Folder Gluer Transline 1228 with four (4) colors and die cut unit, together with related equipment in Amsterdam, New York.

		Principal Amount Outstanding Not in Excess of:

		$1,880,00

9.	City of Twin Falls Industrial Development Bond Financing
Agreements, including Loan Agreement, Security Agreement, Letter of Credit Agreement, Remarketing Agreement and Tender Agent
Agreement dated December 1, 1985.

Secured by one (1) 98" width BHS Heavy Duty Corrugator and associated equipment in Twin Falls, Idaho.

		Principal Amount Outstanding Not in Excess of:

		$4,500,000

10.	Yakima County Industrial Development Revenue Bond Financing
Agreements, including Bond Purchase Agreement, Security Agreement, Reimbursement Agreement, Remarketing Agreement and Trust Agreement dated May 1, 1988.

Secured by equipment to update the wet end and dry end of a
corrugator a	nd includes acquisition and installation of a Paser
60G B flute, double glue machine, auto slitter scorer, double downstackers and allied equipment, one (1) S. A. Martin FFG Supermini 718 with four (4) colors and die cut unit, and one (1)
S. A. Martin FFG Supermini 718 with two (2) colors and die cut unit, together with related equipment.

		Principal Amount Outstanding Not in Excess of:

		$5,000,000


TOTAL:	$28,900,000


SCHEDULE 11.2

OFFSHORE AND DOMESTIC LENDING OFFICES,
ADDRESSES FOR NOTICES


IF TO BANK OF AMERICA, N.A.,
AS BANK, ADMINISTRATIVE
AGENT OR ISSUING BANK:

Notices of Borrowing
(other than with respect to Swingline Loans) and Notices of Conversion/Continuation:
Copies of Letter of Credit
Applications/Amendments

     Brian Graybill, Associate Agency Officer
     Credit Services - Agency
     Mail Code: CA 4-706-05-09
     1850 Gateway Blvd. - 5th Floor
     Concord, CA 94520
     ph:	(925) 675-8414
     fx:	(925) 969-2813

Notices of Borrowing
with respect to Swingline Loans:

     Marilyn D. Forrester
     701 5th Avenue, 12th Floor;
     Mailcode WA1-102-12-06
     Seattle, WA 98104
     ph: (206)358-3131
     fx: (206)358-3971

Notices other than Borrowing
and Notices of Conversion/Continuation
including financial reporting/compliance, and requests for amendments, waivers, consents:

     William W. (Bill) Davidson, Vice President
     San Francisco CP-Paper/Forest Products
     Mail Code: CA5-705-41-01
     555 California Street -41st Floor
     San Francisco, CA 94104
     ph:	(415) 622-1617
     fx:	(415) 622-4585

Letter of Credit Applications/Amendments:
     Sandra Leon, VP/Manager
     International Trade Finance - Standby L/C
     Mail Code: CA 9-703-19-23
     333 S. Beaudry Avenue
     Los Angeles, CA 90017
     With a copy to/Credit Services - Agency
     ph:	(213) 345-5231
     fx:	(213) 345-6694

Wiring instructions:

    	Bank of America, N.A.
    	ABA No. 111-000-012
    	Accoutn No. 37508-36479
    	Attn: Credit Services/Agency
    	Ref: Longview Fibre Company


IF TO THE OTHER BANKS:

     ABN AMRO BANK N.V.
     135 S. LaSalle St., Suite 2805
     Chicago, IL 60603
     Attention:  Credit Administration
     FAX:  (312) 992-5111

With a copy to:
     ABN AMRO BANK N.V.
     One Union Square
     600 University Street, Suite 2323
     Seattle, WA 98101
     Attention:  James J. Rice, Group Vice President
     FAX:  (206) 682-5641

     THE BANK OF NOVA SCOTIA
     888 SW Fifth Avenue, Suite 750
     Portland, OR 97204
     Attention:  Patrik Norris, Director
     FAX:  (503) 222-5502

     FIRST UNION NATIONAL BANK
     One First Union Center
     301 South College Street, TW-5
     Charlotte, NC 28288-0735
     Attention:  Andy Phelps, AVP
     FAX:  (704) 374-4793

     UNION BANK OF CALIFORNIA, N.A.
     350 California Street, Floor 6
     San Francisco, CA 94104
     Attention:  Kevin Sullivan, Vice President
     FAX:  (415) 705-7046

     U.S. BANK NATIONAL ASSOCIATION
     555 SW Oak Street, Suite 400
     Portland, OR 97204
     Attention:  Janice T. Thede, Vice President
     FAX:  (503) 275-5428

     WELLS FARGO BANK, N.A.
     Portland RCBO
     1300 SW Fifth Avenue, MAC P6101-133
     Portland, OR 97201
     Attention:  Julie Wilson, Vice President
     FAX:  (503) 886-2039

     BANK ONE, NA
     777 S. Figueroa St., 4th Floor
     Los Angeles, CA 90017
     Attention:  Kathleen V. LeRoy
     FAX:  (213) 683-4999

     SUNTRUST BANK
     711 Fifth Avenue, 16th Floor
     New York, NY 10022
     Attention: Craig Farnsworth
     FAX: (212) 371-9386

                              EXHIBIT A
                         NOTICE OF BORROWING
                     Date:                 , 200__

To:	Bank of America, N.A. as Administrative Agent for the Banks parties to the Credit Agreement dated as of February 24, 2000 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Longview Fibre Company, certain Banks which are signatories thereto and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Longview Fibre Company (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to [Section 2.3][Section 2.4] of the Credit Agreement, of the Borrowing specified below:

1.  The Business Day of the proposed Borrowing is                , 200__.

2.  The aggregate amount of the proposed Borrowing is $               .

3.  The Borrowing is to be comprised of $                of [Base Rate]
[Offshore Rate] [Swingline] Loans.

4. [The duration of the Interest Period for the Offshore Rate Loans included in the Borrowing shall be [_____ months].]

5. [The Swingline Loan included in the Borrowing shall be repayable in full on ____________.]

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)	the representations and warranties of the Company contained in Article 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.

LONGVIEW FIBRE COMPANY



By
Title




                               EXHIBIT B

                     NOTICE OF CONVERSION/CONTINUATION

                       Date:                 , 200__

To:	Bank of America, N.A. as Administrative Agent for the Banks parties to the Credit Agreement dated as of February 24, 2000 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Longview Fibre Company, certain Banks which are signatories thereto and Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

The undersigned, Longview Fibre Company (the "Company"), refers to the Credit Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 2.5 of the Credit Agreement, of the [conversion] [continuation] of the Loans specified herein, that:

1.  The Conversion/Continuation Date is                , 200__.

2.  The aggregate amount of the Loans to be [converted] [continued] is
$               .

3. The Loans are to be [converted into] [continued as] [Offshore Rate] [Base Rate] Loans.

4.  [If applicable:]  The duration of the Interest Period for the Loans
included in the [conversion] [continuation] shall be [      months].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the proposed Conversion/Continuation Date, before and after giving effect thereto and to the application of the proceeds therefrom:

(a)	the representations and warranties of the Company contained in Article 6 of the Credit Agreement are true and correct as though made on and as of such date (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date);

(b)	no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

LONGVIEW FIBRE COMPANY



By
Title


                             EXHIBIT C

              LONGVIEW FIBRE COMPANY COMPLIANCE CERTIFICATE

            Financial Statement Date:                 , 200__

Reference is made to that certain Credit Agreement dated as of February 24, 2000 (as extended, renewed, amended or restated from time to time, the "Credit Agreement") among Longview Fibre Company (the "Company"), the several financial institutions from time to time parties to the Credit Agreement (the "Banks") and Bank of America, N.A., as administrative agent for the Banks (in such capacity, the "Administrative Agent"). Unless otherwise defined herein, capitalized terms used herein have the respective meanings assigned to them in the Credit Agreement.

The undersigned Responsible Officer of Longview Fibre Company, hereby certifies as of the date hereof that he/she is the ______________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Banks and the Administrative Agent on the behalf of the Company and its consolidated Subsidiaries, and that:

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection [7.1(a)] of the Credit Agreement.]

1.	Attached as Schedule 1 hereto are (a) a true and correct copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of the fiscal year ended _______________, 200__ and
(b) the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of _________________ (the "Independent Auditor") which report states that such consolidated financial statements are complete and correct and have been prepared in accordance with GAAP, and fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries for the periods indicated and on a basis consistent with prior periods.

or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection [7.1(b)] of the Credit Agreement.]

1.	Attached as Schedule 1 hereto are (a) a true and correct copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of the fiscal quarter ended __________, 200__, and
(b) the related unaudited consolidated statements of income, shareholders' equity, and cash flows for the period commencing on the first day and ending on the last day of such quarter. The undersigned hereby certifies that such financial statements were prepared in accordance with GAAP (subject only to ordinary, good faith year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and the results of operations of the Company and its consolidated Subsidiaries.

or

[Use the following paragraph if this Certificate is delivered in connection with the financial statements required by subsection [7.1(c)] of the Credit Agreement.]

1.	Attached as Schedule 1 hereto are (a) a true and correct copy of the unaudited consolidating balance sheets of the Company and its consolidated Subsidiaries as of the end of the fiscal [quarter] [year] ended ______________, 200__ and (b) the related consolidating statements of income, shareholders' equity and cash flows for such period. The undersigned hereby certifies that such financial statements were prepared in accordance with GAAP (subject only to ordinary, good-faith year-end audit adjustments and the absence of footnotes) and fairly present, in all material respects, the financial position and results of operations of the Company and its consolidated Subsidiaries and that such financial statements were developed and used in connection with the preparation of the financial statements referred to in subsection 7.1(a) or (b).

2.	The undersigned has reviewed and is familiar with the terms of the
Credit Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and conditions (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

3.	To the best of the undersigned's knowledge, the Company, during such period, has observed, performed or satisfied all of its covenants and other agreements, and satisfied every condition in the Credit Agreement to be observed, performed or satisfied by the Company, and the undersigned has no knowledge of any Default or Event of Default.

4.	The following financial covenant analyses and information set forth on
Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of
               , 200__.


LONGVIEW FIBRE COMPANY



By
Title



SCHEDULE 2
to the Compliance Certificate

7.13	Tangible Net Worth
Tangible Net Worth may not be less than $380,000,000.

Current Tangible Net Worth   = 	 _______________

7.14	Maximum Capitalization Ratio
The Capitalization Ratio may not be more than 0.60 to 1.0

		(I)	Funded Debt		    		______________

			divided by

		(II)	Funded Debt +  			______________
			Shareholders' Equity		______________

               							  	______________

		Current Capitalization Ratio	  	______________

7.15  Interest Coverage Ratio
The Interest Coverage Ratio May Not Be Less Than 2.75 to 1.0

		(I)	EBITDDA
				Net Income		            	______________
				(a) Interest expense    	______________
				(b) Income tax expense  	______________
				(c) Depreciation expense	______________
				(d&e) Depletion &
				Amortization  	         	______________
						                      	______________

		(II)	Interest expense	   		______________
			Capitalized interest    		______________
							                     	______________
		Current Interest Coverage Ratio	______________




                           EXHIBIT D

               FORM OF OPINION OF BORROWER'S COUNSEL


                        February 24, 2000


The Administrative Agent and the Banks Listed on Schedule I
c/o Bank of America, N.A.
555 California Street - 41st Floor
San Francisco, CA 94104
Attention:  William W. Davidson, Vice President

Re:	Longview Fibre Company

Ladies and Gentlemen:

We have acted as special counsel to Longview Fibre Company ("Longview Fibre") in connection with the loan transaction contemplated by that certain Credit Agreement dated as of February 24, 2000 (the "Credit Agreement") by and among Longview Fibre, as borrower and Bank of America, N.A,. individually and as Administrative Agent and the banks listed on Schedule I, as lenders. This opinion letter is provided to you at the request of Longview Fibre pursuant to
Section 5.1(d) of the Credit Agreement. Capitalized terms used in this letter without definition have the meanings specified in the Credit Agreement.

A.	Documents and Matters Examined

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, corporate officers, and other representatives of the persons referred to therein, and such other instruments as we have deemed relevant or necessary as the basis for the opinions herein expressed, including the following:

A-1	The Credit Agreement;

A-2	The Officer's Certificate of L. J. Holbrook, Senior Vice President-
Finance of Longview Fibre (the "Officer's Certificate") attached hereto as Exhibit A and the Certificate of Secretary (the "Secretary's Certificate") attached hereto as Exhibit B;

A-3	A Certificate of Existence/Authorization of Longview Fibre issued by the
Secretary of State of Washington and dated February ___, 2000;

A-4	The Articles of Incorporation, certified as true and correct by the
Secretary of State of Washington on February ___, 2000, and the Bylaws of Longview Fibre;

A-5	A unanimous Consent of Directors in Lieu of Special Meeting of Longview
Fibre;

A-6	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of Bank of America, N.A. in the stated principal sum of $50,000,000;

A-7	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of ABN AMRO Bank N.V. in the stated principal sum of $45,000,000;

A-8	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of The Bank of Nova Scotia in the stated principal sum of $37,000,000;

A-9	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of First Union National Bank in the stated principal sum of $37,000,000;

A-10	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of Union Bank of California, N.A. in the stated principal sum of $37,000,000;

A-11	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of U.S. Bank National Association in the stated principal sum of $37,000,000;

A-12	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of Wells Fargo Bank, N.A. in the stated principal sum of $37,000,000;

A-13	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of Bank One, NA in the stated principal sum of $20,000,000;

A-14	Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of Sun Trust Bank in the stated principal sum of $20,000,000; and

A-15	Swingline Promissory Note dated February 24, 2000 made by Longview Fibre payable to the order of Bank of America, N.A. in the stated principal sum of $20,000,000.

The documents listed in A-1 through A-15 are herein collectively referred to as the "Documents." The documents listed in A-1 and A-6 through A-15, each of which has been executed by Longview Fibre, are herein collectively referred to as the "Credit Documents."

As to matters of fact bearing upon the opinions expressed herein, we have, with your consent and without investigation, relied upon:

(a)	Information in public authority documents, which are defined to include certificates issued by the Secretary of State or any other government official, office or agency concerning a person's property or status, such as certificates of corporate or partnership good standing, certificates concerning tax status, certificates concerning Uniform Commercial Code filings or certificates concerning title, registration or ownership;

(b)	Information provided in the Officer's Certificate and the Secretary's
Certificate; and

(c)	The representations and warranties of Longview Fibre in the Documents.

We have not reviewed the corporation minute books, stock records or any corporate records of Longview Fibre other than those that are attached to or included in the Officer's Certificate
B.	Assumptions

For purposes of this opinion letter, we have relied, without investigation, upon the following assumptions:

B-1	All natural persons who are involved on behalf of Longview Fibre have sufficient legal capacity to enter into and perform the transaction contemplated by the Documents or to carry out their role in it.

B-2	Each party to the transaction other than Longview Fibre has satisfied those legal requirements applicable to it that are necessary to make the Documents signed by it enforceable against it in accordance with its terms.

B-3	Each party to the transaction other than Longview Fibre has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Documents against Longview Fibre.

B-4	Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

B-5	Each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

B-6	The party to whom this opinion letter is directed and any agent acting for it in connection with the transaction have acted in good faith and without notice of any defense against the enforceability of any rights created by, or adverse claim to any property or security interest transferred or created as a part of, the transaction.

B-7	There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Documents.

B-8	All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law examined by us, are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in such jurisdiction, and are in a format that makes legal research reasonably feasible.

B-9	The constitutionality or validity of the relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the opining jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

B-10	Other agreements and court orders will be enforced as written.

B-11	Neither the execution and delivery by Longview Fibre of any Document to which it is a party, nor the performance by Longview Fibre of the obligations under any Document to which it is a party, contravenes, or is rendered invalid, not binding or unenforceable under any law other than the laws of the state of Washington and the federal laws of the United States.

B-12	The Officer's Certificate accurately and completely identifies without omission: (a) all agreements, indentures, mortgages, leases or other obligations or instruments the breach or default under which would have a material adverse effect on the business affairs, condition (financial or otherwise), properties or assets of Longview Fibre (those so identified being the "Material Agreements"); (b) all court or administrative orders, writs, judgments or decrees the breach or default under which would have a material adverse effect on the business affairs, condition (financial or otherwise) properties or assets of Longview Fibre (those so identified being the "Material Orders"); and (c ) all actions, suits, investigations or proceedings, pending or threatened, which might result in any adverse change in the business, affairs, condition, properties or assets of Longview Fibre which would be material to Longview Fibre (those so identified being the "Material Litigation").

B-13	Whenever a statement herein is qualified by the phrase "to our knowledge," or by any other phrase of similar import, or where it is noted that nothing has been brought to our attention, it means that the opinion stated is based solely upon the conscious awareness of information as to the matters being opined upon by (a) the attorney who signs, on behalf of our firm, this opinion letter, (b) any attorney at our firm who has been actively involved in negotiating the transaction or preparing this opinion letter, and
(c) solely as to information relevant to a particular opinion issue or confirmation regarding a particular factual matter (e.g., pending or threatened legal proceedings), any attorney at our firm who is primarily responsible for providing the response concerning that particular opinion issue or confirmation. We have not undertaken, nor were we obligated or expected to undertake, an independent investigation to determine the accuracy of the facts or other information as to which our knowledge is sought.

C.	Opinions

Based upon the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:

C-1	Longview Fibre is duly incorporated and validly existing under
Washington law.

C-2	Longview Fibre has all necessary corporate power and corporate authority to (a) enter into each of the Credit Documents to which it is a party; and
(b) perform its obligations under each of the Credit Documents to which it is a party.

C-3	Longview Fibre has authorized, by all necessary corporate action, the execution, delivery and performance of each of the Credit Documents, and Longview Fibre has executed and delivered each of the Credit Documents to the party or parties to whom such Credit Document is to be given.

C-4	Each of the Credit Documents constitutes the legal, valid and binding obligation of Longview Fibre, enforceable in accordance with its respective terms.

C-5	Execution and delivery by Longview Fibre of, and the performance of its agreements in, the Credit Agreement do not violate Longview Fibre's articles of incorporation or bylaws.

C-6	To our knowledge, and based on our review of the Officer's Certificate, and assuming in all respects the accuracy of the factual information contained therein, we confirm to you that execution and delivery by Longview Fibre of, and the performance of its agreements in, the Credit Agreement do not
(a) breach, or result in a default under, any existing obligation of Longview Fibre under any Material Agreement; or (b) breach or otherwise violate any existing obligation of Longview Fibre under any Material Order.

C-7	Execution and delivery by Longview Fibre of, and performance by Longview
Fibre of its agreements in, the Credit Agreement are not prohibited by, nor do they result in the imposition of a fine, penalty or other similar sanction for a violation under, the provisions of the statutory laws or regulations that we have examined, as discussed below, for purposes of rendering the opinions expressed herein.

C-8	No approval, authorization or other action by, or filing with, any State of Washington or federal governmental authority is required in connection with the execution and delivery of the Credit Agreement by Longview Fibre.

C-9	To our knowledge, and based on our review of the Officer's Certificate, and assuming in all respects the accuracy of the factual information contained therein, we confirm to you that none of the Material Litigation, if determined adversely, would question, either individually or collectively, the validity of the Credit Documents, or any of the transactions contemplated thereby.




D.	Qualifications

The opinions set forth herein are subject to the following qualifications:

D-1	The opinions set forth herein are subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally and the effect of general principles of equity, whether applied by a court of law or equity.

D-2	The opinions set forth herein are subject to the effect of generally applicable rules of law that

(a)	limit or affect the enforceability of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness;

(b)	provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(c)	limit the availability of a remedy under certain circumstances where another remedy has been elected;

(d)	limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

(e)	relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale;

(f)	limit the enforceability of provisions of releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent that the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

(g)	may, where less than all of a contract may be enforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(h)	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs; or

(i)	may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless
(i) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or (ii) it is important in the circumstances to the aggrieved party that performance occur by the date stated in the contract.

D-3	Certain provisions in each of the Documents may be unenforceable, but such unenforceability will not, subject to the other exceptions, qualifications and limitations in this opinion letter, render the applicable Document invalid as a whole or substantially interfere with the realization of the principal benefits provided by such Document.

D-4	Notwithstanding any provisions in the Documents to the effect that the
Documents reflect the entire understanding of the parties with respect to the matters described therein, the courts of the State of Washington may consider extrinsic evidence of the circumstances surrounding the negotiation and execution of such Documents to ascertain the intent of the parties in using the language employed in the Documents, regardless of whether or not the meaning of the language used in the Documents is plain and unambiguous on its face, and may determine that additional or supplemental terms can be incorporated into the Documents.

D-5	Under the laws of the State of Washington, any provision in an agreement requiring a party to pay another party's attorneys' fees and costs in any action to enforce the provisions of such agreement will be construed to entitle the prevailing party in any such action, whether or not such party is the party specified in such agreement, to be awarded its reasonable attorneys' fees, costs and necessary disbursements

E.	Exclusions

We express no opinion as to the effect, if any, that one or more of the following matters may have upon the opinions expressed herein:

E-1	federal securities laws and regulations administered by the Securities and Exchange Commission, state "blue sky" laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

E-2	federal and state laws and regulations dealing with:

(a)	antitrust and unfair competition laws and regulations;

(b)	laws and regulations concerning filing and notice requirements (e.g.,
Hart-Scott-Rodino), other than requirements applicable to charter-related documents such as a certificate of merger;

(c)	environmental laws and regulations;

(d)	land use and subdivision laws and regulations;

(e)	tax laws and regulations;

(f) patent, copyright, trademark and intellectual property laws and regulations;

(g)	racketeering laws and regulations;

(h)	health and safety laws and regulations;

(i)	labor laws and regulations;

(j)	laws, regulations and policies concerning national and local emergency, possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws;

(k)	statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and

(l)	laws that regulate lenders or the conduct of the business of lenders and that may relate to the Credit Documents or the transactions contemplated by the Credit Agreement;

E-3	Federal Reserve Board margin regulations;

E-4	compliance with fiduciary duty requirements;

E-5	the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing;

E-6	fraudulent transfer and fraudulent conveyance laws;

E-7	pension and employee benefit laws and regulations; and

E-8	choice-of-law provisions.

We express no opinion regarding any taxes, fees or charges that may be payable in connection with the Credit Documents.

For purposes of expressing the opinions set forth herein, we have examined the laws of the State of Washington and, to the extent applicable, the federal laws of the United States of America and have assumed that those laws govern the construction, interpretation and enforcement of each of the Documents, whether or not any of the Documents includes a choice-of-law provision stipulating the application of the laws of some other jurisdiction.

The opinions set forth herein are as of the date hereof, and we disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after the date hereof or as to facts relating to proper events that are subsequently brought to our attention.

This opinion letter is rendered only to you and is intended solely for your benefit in connection with the transaction contemplated by the Credit Documents. This letter may not be used or relied upon for any other purpose or by any other person without our prior written consent; provided, however, assignees of the Credit Documents and participants in the transactions contemplated thereby ("Additional Reliance Parties") may rely on our opinions expressed herein, subject to the following qualifications: (a) this opinion is based solely on our examination of the Documents and the Officer's Certificate and the foregoing assumptions and subject to the foregoing qualifications and exclusions, and on the law in effect on the date hereof;
(b) this opinion is rendered solely as of the date hereof; and (c) we have not reviewed the nature or documentation of any Additional Reliance Parties' right, title or interest in, to or under the Credit Documents, and we have not been advised of the identity, nature, nationality or other characteristics of the Additional Reliance Parties, and our opinions are further qualified to the extent of the consequences that would be revealed by an examination and knowledge thereof.
Very truly yours,




JDG:ch



                              SCHEDULE I

                                 Banks

Bank of America, N.A.
ABN Amro Bank N.V.
The Bank of Nova Scotia
First Union National Bank
Union Bank of California, N.A..
U.S. Bank National Association
Wells Fargo Bank, N.A.
Bank One, NA
SunTrust Bank


                               EXHIBIT E

               [FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of __________, 200__ is made between (the "Assignor") and __________________________ (the "Assignee").

RECITALS

WHEREAS, the Assignor is party to that certain Credit Agreement dated as of February 24, 2000 (as amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement") among Longview Fibre Company (the "Company"), the several financial institutions from time to time party thereto (including the Assignor, the "Banks"), and Bank of America, N.A., as administrative agent for the Banks (the "Administrative Agent"). Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans, L/C Advances, and participating in Letters of Credit and Swingline Loans to the Company in an aggregate amount not to exceed $__________ (the "Commitment");

WHEREAS, the Assignor has made Loans in the aggregate principal amount of $__________ to the Company] [no Loans are outstanding under the Credit Agreement];

[WHEREAS, the Assignor has made L/C Advances in the aggregate principal amount of $__________ to the Company];

[WHEREAS, the Assignor has purchased participation interests in Letters of Credit and drawings thereunder in the aggregate principal amount of $__________ ;]

 [WHEREAS, the Assignor has purchased participation interests in Swingline Loans in the aggregate principal amount of $__________ ;]
WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Loans and L/C Advances, and its participation interests, if any, in the Letters of Credit and Swingline Loans] in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.	Assignment and Acceptance.

(a)	Subject to the terms and conditions of this Assignment and Acceptance,
(i) the Assignor hereby sells, transfers and assigns to the Assignee, and
(ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "Assignee's Percentage Share") of
(A) the Commitment, [the Loans and, where applicable, the L/C Advances and the participation interests in Letters of Credit and Swingline Loans] of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

[If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, the Loans, L/C Advances and participation interests assigned.]

(b)	With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Sections __ and __ of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

(c)	After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's Commitment will be $__________.

(d)	After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's Commitment will be $__________.

2.	Payments.

(a)	As consideration for the sale, assignment and transfer contemplated in
Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________.

(b)	The [Assignor] [Assignee] further agrees to pay to the Administrative
Agent a processing fee in the amount specified in Section 11.8(a) of the Credit Agreement.

3.	Reallocation of Payments.

Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment[,] [and] the Loans, the L/C Advances and the participation interests in Letters of Credit or Swingline Loans shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.	Independent Credit Decision.

The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 7.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

5.	Effective Date; Notices.

(a)	As between the Assignor and the Assignee, the effective date for this
Assignment and Acceptance shall be __________, 200__ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

(i)	this Assignment and Acceptance shall be executed and delivered by the
Assignor and the Assignee;

(ii)	the consent of the Company and the Administrative Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 11.8 of the Credit Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

(iv)	the processing fee referred to in Section 2(b) hereof and in
Section 11.8(a) of the Credit Agreement shall have been paid to the Administrative Agent; and

(v)	the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee's Percentage Share of the rights and obligations of the Assignor under the Credit Agreement (if such agreement exists).

(b)	Promptly following the execution of this Assignment and Acceptance, the
Assignor shall deliver to the Company and the Administrative Agent for acknowledgement by the Administrative Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.

6.	Administrative Agent.

(a)	The Assignee hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the Banks pursuant to the terms of the Credit Agreement.

[(b)	The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Administrative Agent under the Credit Agreement.] [INCLUDE ONLY IF ASSIGNOR IS ADMINISTRATIVE AGENT]

7.	Withholding Tax.

The Assignee (a) represents and warrants to the Banks, the Administrative Agent and the Company that under applicable law and treaties no tax will be required to be withheld by the Administrative Agent with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Administrative Agent and the Company prior to the time that the Administrative Agent or Company is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and
(c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.	Representations and Warranties.

(a)	The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

(b)	The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

(c)	The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

9.	Further Assurances.

The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Company or the Administrative Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.	Miscellaneous.

(a)	Any amendment or waiver of any provision of this Assignment and
Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

(b)	All payments made hereunder shall be made without any set-off or counterclaim.

(c)	The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)	This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAW OF THE STATE OF WASHINGTON [Note: confirm choice of law]. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in [Washington] over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such [Washington] State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)	THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND
INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

[Other provisions to be added as may be negotiated between the Assignor and the Assignee; provided that such provisions are not inconsistent with the Credit Agreement.]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]


By
Title
Address:



By
Title
Address:


[ASSIGNEE]



By
Title
Address:



By
Title
Address:



                            SCHEDULE 1

                 NOTICE OF ASSIGNMENT AND ACCEPTANCE

                       _______________, 200___

Bank of America, N.A., as Administrative Agent and Issuing Bank
______________________________
______________________________
Attn:  _______________________

Longview Fibre Company
______________________________
______________________________
Attn: ________________________

Ladies and Gentlemen:

We refer to the Credit Agreement dated as of February 24, 2000 (as amended, amended and restated, modified, supplemented or renewed from time to time the "Credit Agreement") among Longview Fibre Company (the "Company"), the Banks referred to therein and Bank of America, N.A. as administrative agent for the Banks (the "Administrative Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

1.	We hereby give you notice of, and, to the extent required by the Credit
Agreement, request your consent to, the assignment by __________________ (the "Assignor") to _______________ (the "Assignee") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement (including, without limitation, the right, title and interest of the Assignor in and to the Commitments of the Assignor[,] [and] all outstanding Loans, L/C Advances made by the Assignor and all outstanding participation interests in Letters of Credit and Swingline Loans acquired by the Assignor) pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). Before giving effect to such assignment the Assignor's Commitment is $ ___________[.]

2.	The Assignee agrees that, upon receiving the consent of the
Administrative Agent, the Issuing Bank, and, if applicable, Longview Fibre Company to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

3.	The following administrative details apply to the Assignee:
(A) Notice Address:

	Assignee name:

      Address:          ____________


                        Attention:
                        Telephone:
                        Telecopier:
                        Telex (Answerback):

(B)	Payment Instructions:

	Account No.:

	Reference:

	Attention:

4.	You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]



By
Title
Address:



By
Title
Address:


[NAME OF ASSIGNEE]



By
Title
Address:



By
Title
Address:



ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:

LONGVIEW FIBRE COMPANY



By:
Title:



By:
Title:


BANK OF AMERICA, N.A.,
as Administrative Agent and Issuing Bank



By:
Its:







                               EXHIBIT F

                       [FORM OF] PROMISSORY NOTE

                 $               	_____________, 200__

FOR VALUE RECEIVED, the undersigned, Longview Fibre Company, a Washington corporation (the "Company"), hereby promises to pay to the order of ________________ (the "Bank") the principal sum of _____________________
Dollars ($_________) or, if less, the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to Section 2.1(a) of that certain Credit Agreement, dated as of February 24, 2000, (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "Credit Agreement"), among the Company, the Bank, the other banks parties thereto, and Bank of America, N.A., as Administrative Agent for the Banks, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

The Bank is authorized to endorse the amount and the date on which each Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement or this Promissory Note (the "Note").

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.


LONGVIEW FIBRE COMPANY



By
Title:


                               EXHIBIT G

                   [FORM OF] SWINGLINE PROMISSORY NOTE

                    $20,000,000	_____________, 200__

FOR VALUE RECEIVED, the undersigned, Longview Fibre Company, a Washington corporation (the "Company"), hereby promises to pay to the order of Bank of America, N.A. (the "Swingline Bank") the principal sum of Twenty Million Dollars ($20,000,000) or, if less, the aggregate unpaid principal amount of all Swingline Loans made by the Swingline Bank to the Company pursuant to that certain Credit Agreement, dated as of February 24, 2000, (such Credit Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, being hereinafter called the "Credit Agreement"), among the Company, the Swingline Bank, the other banks parties thereto, and Bank of America, N.A., as Administrative Agent for the Banks, on the dates and in the amounts provided in the Credit Agreement. The Company further promises to pay interest on the unpaid principal amount of the Swingline Loans evidenced hereby from time to time at the rates, on the dates, and otherwise as provided in the Credit Agreement.

The Swingline Bank is authorized to endorse the amount and the date on which each Swingline Loan is made, the maturity date therefor and each payment of principal with respect thereto on the schedules annexed hereto and made a part hereof, or on continuations thereof which shall be attached hereto and made a part hereof; provided, that any failure to endorse such information on such schedule or continuation thereof shall not in any manner affect any obligation of the Company under the Credit Agreement or this Promissory Note (the "Note").

This Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement, which Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Terms defined in the Credit Agreement are used herein with their defined meanings therein unless otherwise defined herein. This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of Washington applicable to contracts made and to be performed entirely within such State.


LONGVIEW FIBRE COMPANY



By
Title:

The Administrative Agent and the Banks Listed on Schedule I
March 9, 2000